UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Definitive Proxy Statement

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Soliciting Material under Rule 14a-12

Genie Energy Ltd.

(Name of Registrant as Specified In Its Charter)

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GENIE ENERGY LTD.
550 Broad Street
Newark, New Jersey 07102
(973) 438-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:30 a.m., local time, on Wednesday, May 16, 2012.

PLACE:	Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029.

ITEMS OF BUSINESS:	1. To elect six directors, each for a term of one year.

2. To conduct an advisory vote on executive compensation.

3. To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

4. To transact other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE:	You can vote if you were a stockholder of record on March 23, 2012.

PROXY VOTING:	You can vote either in person at the Annual Meeting or by proxy without attending the meeting. See details under the heading “How do I Vote?”

ANNUAL MEETING ADMISSION:
If you are a stockholder of record, a form of personal photo identification must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other written proof of ownership as of March 23, 2012 with you to the Annual Meeting, as well as a form of personal photo identification.

ANNUAL MEETING DIRECTIONS:	You may request directions to the annual meeting via email at Invest@genie.com or by calling Genie Investor Relations at (973) 438-3848.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
GENIE ENERGY LTD. STOCKHOLDERS MEETING TO BE HELD ON MAY 16, 2012:
The Notice of Annual Meeting and Proxy Statement, the 2011 Transition Report and
the Additional Historical Financial Information are available at:
www.genie.com/ir

BY ORDER OF THE BOARD OF DIRECTORS

Joyce Mason
Corporate Secretary

Newark, New Jersey
April 5, 2012

GENIE ENERGY LTD.
550 Broad Street
Newark, New Jersey 07102
(973) 438-3500

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This Proxy Statement is furnished to the stockholders of record of Genie Energy Ltd., a Delaware corporation (the “Company” or “Genie”) as of the close of business on March 23, 2012, in connection with the solicitation by the Company’s Board of Directors (the “Board of Directors”) of proxies for use in voting at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 16, 2012 at 10:30 a.m., local time, at the Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029. The shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) and Class B common stock, par value $0.01 per share (“Class B Common Stock”), present at the Annual Meeting or represented by the proxies received by telephone, Internet or mail (properly marked, dated and executed) and not revoked, will be voted at the Annual Meeting. This Proxy Statement is being mailed to the Company’s stockholders starting on or about April 9, 2012.

Solicitation and Voting Procedures

This solicitation of proxies is being made by the Company. The solicitation is being conducted by mail and by e-mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and any reimbursements paid to brokerage firms and others for their expenses incurred in forwarding the solicitation materials regarding the Annual Meeting to the beneficial owners of the Company’s Class A Common Stock and Class B Common Stock. The Company may conduct further solicitations personally, by telephone or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

The close of business on Friday, March 23, 2012, has been fixed as the record date (the “Record Date”) for determining the holders of shares of Class A Common Stock and Class B Common Stock entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had 22,983,730, shares issued and outstanding and entitled to vote at the Annual Meeting, consisting of 1,574,326 shares of Class A Common Stock and 21,409,404 shares of Class B Common Stock.

Stockholders are entitled to three votes for each share of Class A Common Stock held by them and one-tenth of one vote for each share of Class B Common Stock held by them. The holders of Class A Common Stock and Class B Common Stock will vote as a single body on all matters presented to the stockholders. There are no dissenters’ rights of appraisal in connection with any proposal.

How do I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting.

Beneficial holders of the Company’s Class A Common Stock and Class B Common Stock as of the Record Date whose stock is held of record by another party should receive voting instructions from their bank, broker or other holder of record. If a stockholder’s shares are held through a nominee and the stockholder wants to vote at the meeting, such stockholder must obtain a proxy from the nominee record holder authorizing such stockholder to vote at the Annual Meeting.

Stockholders of record should receive a paper copy of our proxy materials and may vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting: by telephone, on the Internet or by mail. To vote by phone, call the toll-free telephone number on the proxy card (1-800-PROXIES), and to vote by Internet, visit www.voteproxy.com. To vote by mail, mark, date and sign the enclosed proxy card and return it in the postage-paid envelope provided. Holders of record may also vote by attending the Annual Meeting and voting by ballot.

All shares for which a proxy has been duly executed and delivered (by telephone, Internet or mail) and not revoked will be voted at the Annual Meeting. If a stockholder of record signs and returns a proxy card but does not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone, or mail, the persons named as proxies will have the discretion to vote on those matters for you. On the date of filing this Proxy Statement with the SEC, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Can I Change My Vote?

A stockholder of record can revoke his, her or its proxy at any time before it is voted at the Annual Meeting by delivering to the Company (to the attention of Joyce J. Mason, Esq., Corporate Secretary) a written notice of revocation or by executing a later-dated proxy by telephone, Internet or mail, or by attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker, or nominee) to be able to vote at the Annual Meeting.

Quorum and Vote Required

The presence at the Annual Meeting of a majority of the voting power of the Company’s outstanding Class A Common Stock and Class B Common Stock (voting together), either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstention votes and any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

The affirmative vote of a majority of the voting power present at the Annual Meeting will be required for the approval of the election of directors (Proposal No. 1) and for the approval, on an advisory basis, the compensation of our Named Executive Officers (Proposal No. 2).This means that the number of votes cast “for” a director nominee or Proposal No. 2 must exceed the number of votes cast “against” that nominee or Proposal No. 2. Abstentions are not counted as votes “for” or “against” these proposals. Proposal No. 3 is being submitted to enable stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years. Therefore, abstentions will not be counted as expressing any preference.

Under New York Stock Exchange rules, without voting instructions from the beneficial owner, brokers may not vote shares on non-routine matters. The election of directors (Proposal No. 1), the approval, on an advisory basis, the compensation of our Named Executive Officers (Proposal No. 2) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 3) are non-routine matters. In the absence of voting instructions from the beneficial owner, a broker non-vote may occur. In the event of a broker non-vote or an abstention with respect to any proposal coming before the Annual Meeting, the shares represented by the relevant proxy will not be deemed to be present and entitled to vote on those proposals for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which a majority is calculated.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote will be required for other matters that may properly come before the meeting.

Stockholders Sharing the Same Address

We are sending only one copy of the 2011 Transition Report and Proxy Statement to stockholders of record who share the same last name and address, unless they have notified the Company that they want to continue to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printings and postage costs. However, if any stockholder residing at such address wishes to receive a separate 2011 Transition Report or Proxy Statement in the future, he or she may contact Joyce J. Mason, Esq., Corporate Secretary, Genie Energy Ltd., 550 Broad Street, Newark, New Jersey 07102, or by phone at (973) 438-3500, and we will promptly forward to such stockholder a separate 2011 Transition Report or Proxy Statement. The contact information above may also be used by members of the same household currently receiving multiple copies of the 2011 Transition Report and Proxy Statement in order to request that only one set of materials be sent in the future.

References to Fiscal Years

On January 30, 2012, the Company’s Board of Directors changed the Company’s fiscal year end from July 31 to December 31. This change will better align the Company’s financial reporting with its operational and budgeting cycle and with other industry participants. Accordingly, beginning January 1, 2012, a fiscal year will be equivalent to the same calendar year. For periods ended on or prior to December 31, 2011, a fiscal year refers to the 12-month period ended on July 31 of that year — for example, a reference to Fiscal Year 2011 refers to the Fiscal Year ended July 31, 2011.

References to Interim Period

Each reference to Interim Period refers to the period from August 1, 2011 to December 31, 2011, which is the period during which we transitioned from our previous fiscal year schedule to the current schedule.

CORPORATE GOVERNANCE

Introduction

The Company has in place a comprehensive corporate governance framework that reflects the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and the corporate governance-related listing requirements of the New York Stock Exchange. Consistent with the Company’s commitment to strong corporate governance, the Company does not rely on the exceptions from the New York Stock Exchange’s corporate governance listing requirements available to it because it is a “controlled company,” except as described below with regard to (i) the composition of the Nominating Committee and (ii) the Company not having a single Nominating/Corporate Governance Committee.

In accordance with Sections 303A.09 and 303A.10 of the New York Stock Exchange Listed Company Manual, the Company has adopted a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics, the full texts of which are available for your review in the Governance section of our website at http://genie.com/governance.php and which also are available in print to any stockholder upon written request to the Corporate Secretary.

The Company qualifies as a “controlled company” as defined in Section 303A of the New York Stock Exchange Listed Company Manual, because more than 50% of the voting power of the Company is controlled by one individual, Howard S. Jonas, who serves as Chairman of the Board of Directors. Notwithstanding that being a “controlled company” entitles the Company to exempt itself from the requirement that a majority of its directors be independent directors and that the Compensation Committee and Corporate Governance Committee be comprised entirely of independent directors, the Board of Directors has determined affirmatively that a majority of the members of the Board of Directors and the director nominees are independent in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual and that the Compensation Committee and the Corporate Governance Committee are in fact comprised entirely of independent directors. As a “controlled company,” the Company may, and has chosen to, exempt itself from the New York Stock Exchange requirement that it have a single Nominating/Corporate Governance Committee composed entirely of independent directors. As noted above, and discussed in greater detail below, the Board of Directors maintains a separate Corporate Governance Committee comprised entirely of independent directors, and a Nominating Committee comprised of the Chairman of the Board of Directors, a non-independent director and one independent director.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Corporate Governance Committees, must meet the independence requirements set forth therein. The full text of the Corporate Governance Guidelines, including the independence requirements, is available for your review in the Governance section of our website at http://genie.com/governance.php. For a director to be considered independent, the Board of Directors must determine that a director meets the Independent Director Qualification Standards set forth in the Corporate Governance Guidelines, which comply with the New York Stock Exchange definitions of independent, and is free from any material relationship with the Company and its executive officers. The Board of Directors considers all relevant facts and circumstances known to it in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation or significant financial interest. In addition to considering all relevant information available to it, the Board of Directors uses the following categorical Independent Director Qualification Standards in determining the “independence” of its directors:

1.  During the past three years, the Company shall not have employed the director, or, except in a non-officer capacity, any of the director’s immediate family members;

2.  During the past three years, the director shall not have received, and shall not have an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.  (a) The director shall not be a current partner or employee of a firm that is the Company’s internal or external auditor, (b) the director shall not have an immediate family member who is a current partner of such firm, (c) the director shall not have an immediate family member who is a current employee of such firm and personally works on the Company’s audit, and (d) neither the director nor any of his or her immediate family members shall have been, within the last three years, a partner or employee of such firm and personally worked on the Company’s audit within that time;

4.  Neither the director, nor any of his or her immediate family members, shall be, or shall have been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation (or equivalent) committee; and

5.  The director shall not be a current employee and shall not have an immediate family member who is a current executive officer of a company (excluding tax exempt organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three Fiscal Years, exceeds the greater of (a) $1 million or (b) two percent of the consolidated gross revenues of such other company. The Corporate Governance Committee will review the materiality of such relationship to tax exempt organizations to determine if such director qualifies as independent.

Based on the review and recommendation of the Corporate Governance Committee, the Board of Directors has determined that each of W. Wesley Perry, Allan Sass, Alan Rosenthal and Irwin Katsof is independent in accordance with the Corporate Governance Guidelines and, thus, that a majority of the current Board of Directors, a majority of the director nominees, and each member or nominee intended to become a member of the Audit, Compensation and Corporate Governance Committees is independent. The Corporate Governance Committee considered the following relationships between the Company and W. Wesley Perry in determining Mr. Perry’s independence: In April 2008, W. Wesley Perry sold a portion of his interest in EGL Oil Shale LLC to IDT Corporation for a cash payment of $632,400. Mr. Perry joined the Genie Energy International Corporation board of directors at its inception in September 2009 and purchased a 0.2% interest in Genie Energy International Corporation, the Company’s subsidiary, for $400,000 in April 2010. Mr. Perry was not a Related Person at the time of these transactions. Mr. Perry became a member of the IDT Corporation’s Board of Directors on September 13, 2010, resigned from IDT Corporation’s Board of Directors in conjunction with the spin-off of the Company from IDT Corporation in October 2011 (the “spin-off”) and became a member of the Company’s board. Mr. Perry owns an overriding royalty interest in .2635 of 1% covering the commercial lease to be held by AMSO, LLC (a subsidiary of the Company) should AMSO, LLC successfully convert its research, development, and demonstration lease into a commercial lease oil shale lands in western Colorado. The Corporate Governance Committee determined, after considering the timing, ownership and financial interest of the transactions, that the foregoing relationships were not material relationships with the Company and would not impact Mr. Perry’s independence. The Corporate Governance Committee (with Mr. Perry abstaining), therefore, recommended that the Board of Directors determine that Mr. Perry be deemed independent in accordance with the Corporate Governance Guidelines. The Board of Directors accepted the Corporate Governance Committee’s recommendation. The Corporate Governance Committee considered the following relationship between Irwin Katsof and the Company in determining Mr. Katsof’s independence: In October 2010, Mr. Katsof became an independent director of CTM Media Holdings, Inc., a company controlled by our Chairman of the Board, Howard Jonas, and spun-off from IDT Corporation in September 2009. The Corporate Governance Committee determined, after considering that there are no transactions between the two companies, that the foregoing relationship was not material and would not impact Mr.Katsof’s independence. The Corporate Governance Committee, therefore, recommended that the Board of Directors determine that Mr. Katsof be deemed independent in accordance with the Corporate Governance Guidelines. The Board of Directors accepted the Corporate Governance Committee’s recommendation.

As used herein, the term “non-employee director” shall mean any director who is not an employee of, or consultant to, the Company, and who is deemed to be independent by the Board of Directors. Therefore, neither Howard Jonas nor James Courter is a non-employee director. None of the other non-employee directors or director nominees had any relationships with the Company that the Corporate Governance Committee was required to consider when reviewing independence.

Director Selection Process

The Nominating Committee will consider director candidates recommended by the Company’s stockholders. Stockholders may recommend director candidates by contacting the Chairman of the Board as provided under the heading “Director Communications.” The Nominating Committee considers candidates suggested by its members, other directors, senior management and stockholders in anticipation of upcoming elections and actual or expected board vacancies. All candidates, including those recommended by stockholders, are evaluated on the same basis in light of the entirety of their credentials and the needs of the Board of Directors and the Company. Of particular importance is the candidate’s wisdom, integrity, ability to make independent analytical inquiries, understanding of the business environment in which the Company operates, as well as his or her potential contribution to the diversity of the Board of Directors and his or her willingness to devote adequate time to fulfill duties as a director. Under “Proposal No. 1 — Election of Directors” below, we provide an overview of each nominee’s experience, qualifications, attributes and skills that led the Nominating Committee and the Board of Directors to determine that each nominee should serve as a Director.

Director Communications

Stockholders and other interested persons seeking to communicate directly with the Board of Directors, with the lead independent director or the independent directors as a group, should submit their written comments c/o Lead Independent Director at our principal executive offices, Genie Energy Ltd., 550 Broad Street, Newark, New Jersey 07102. The lead independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the Board is warranted. If a stockholder communication raises concerns about the ethical conduct of us or our management, it should be sent directly to our Corporate Secretary, Joyce J. Mason, Esq. at our principal executive offices, Genie Energy Ltd., 550 Broad Street, Newark, New Jersey 07102. The Corporate Secretary will promptly forward a copy of any such communication to the Chairman of the Audit Committee and, if appropriate our Chairman, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate committee of the Board of Directors, by management and/or by the full Board of Directors.

The Corporate Secretary may filter out and disregard or re-direct (without providing a copy to the directors or advising them of the communication), or may otherwise handle at his or her discretion, any director communication that falls into any of the following categories:

•	Obscene materials;

•	Unsolicited marketing or advertising material or mass mailings;

•	Unsolicited newsletters, newspapers, magazines, books and publications;

•	Surveys and questionnaires;

•	Resumes and other forms of job inquiries;

•	Requests for business contacts or referrals;

•	Material that is threatening or illegal; or

•	Any communications or materials that are not in writing.

In addition, the Corporate Secretary may handle in his or her discretion any director communication that can be described as an “ordinary business matter.” Such matters include the following:

•	Routine questions, service and product complaints and comments that can be appropriately addressed by management; and

•	Routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

The Board of Directors held three (3) meetings in the Interim Period. In the Interim Period, each of the Company’s directors attended or participated in 75% or more of the aggregate of (i) the total number of regularly scheduled meetings of the Board of Directors held during the period in which each such director served as a director and (ii) the total number of regularly scheduled meetings held by all committees of the Board of Directors during the period in which each such director served on such committees. Prior to October 24, 2011, the Board of Directors consisted of only Howard Jonas and James Courter and all board actions were done by written consent in lieu of board meetings. Also, the prior annual stockholders meeting took place when the Company was a wholly-owned subsidiary of IDT Corporation and was therefore conducted via written consent of IDT Corporation, the Company’s sole stockholder at that time.

Directors are encouraged to attend the Company’s annual meetings of stockholders, and the Company generally schedules a meeting of the Board of Directors on the same date and at the same place as the annual meeting of stockholders to encourage director attendance.

Board of Directors Leadership Structure and Risk Oversight Role

Our Chairman of the Board, Mr. Jonas, provides overall leadership to the Board of Directors in its oversight function. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. The Board has determined that given Howard Jonas’ extensive experience in managing companies and extensive knowledge of the Company and its industries that it operates in, Mr. Jonas’ leadership is optimal for the Company at the present time.

The Board of Directors as a whole, and through its committees, has responsibility for the oversight of risk management, including the review of the policies with respect to risk management and risk assessment. The risk management oversight roles of the Compensation, Audit and Corporate Governance Committees discussed below, which are comprised solely of independent directors, provide an appropriate and effective balance to the Chairman of the Board’s role. With the oversight of the full Board of Directors, the Company’s senior management is responsible for the day-to-day management of the material risks the Company faces. The Board of Directors is required to satisfy itself that the risk management process implemented by management is adequate and functioning as designed.

Section 303A.03 of the New York Stock Exchange Listed Company Manual requires that the non-employee directors of the Company meet without management at regularly scheduled executive sessions. These executive sessions are held at every regularly scheduled meeting of the Board of Directors. W. Wesley Perry, an independent director and the “Lead Independent Director,” serves as the presiding director of these executive sessions and has served in that capacity since October 24, 2011. The Board of Directors determined that the role of Lead Independent Director was important to maintain a well-functioning Board of Directors that objectively assesses management’s proposals.

The Board of Directors and each of its committees will conduct annual self-assessments to review and monitor their respective continued effectiveness.

As stated above, each of the Audit, Compensation and Corporate Governance Committees oversees certain aspects of risk management and reports its respective findings to the full Board of Directors on a quarterly basis, and as is otherwise needed. The Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of the risk-related internal controls, internal investigations, and security risks, generally. The Corporate Governance Committee oversees our Corporate Governance Guidelines and governance-related risks, such as board independence, as well as senior management and director succession planning. The Compensation Committee oversees risks related to compensation policies and practices.

Board Committees

The Board of Directors established an Audit Committee, a Nominating Committee, a Compensation Committee, and a Corporate Governance Committee during the Interim Period upon the spin-off of the Company. On March 28, 2012, the Board of Directors established a Technology Committee.

Audit Committee

The Audit Committee consists of W. Wesley Perry (Chairman), Allan Sass and Alan Rosenthal, and is responsible for, among other things, the appointment, compensation, removal and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee also oversees management’s performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written Audit Committee charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://genie.com/governance.php, and is also available in print to any stockholder upon request to the Corporate Secretary. The Audit Committee held one meeting during the Interim Period. The Board of Directors has determined that (i) all of the members of the Audit Committee are independent within the meaning of the Section 303A.07(b) and Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b) under the Securities Exchange Act of 1934, and (ii) that Mr. Perry qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Nominating Committee

The Nominating Committee is responsible for overseeing nominations to the Board of Directors, including: (i) developing the criteria and qualifications for membership on the Board of Directors, (ii) recommending candidates to fill new or vacant positions on the Board of Directors, and (iii) conducting appropriate inquiries into the backgrounds of potential candidates. A summary of new director qualifications can be found under the heading “Director Selection Process.” The Nominating Committee currently consists of Howard S. Jonas (Chairman), James A. Courter and W. Wesley Perry. W. Wesley Perry is independent in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual. Mr. Jonas and Mr. Courter are not independent. The Company, as a “controlled company,” is exempt from the requirement to maintain an independent nominating committee pursuant to Section 303A.00 of the New York Stock Exchange Listed Company Manual. The Nominating Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://genie.com/governance.php, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Nominating Committee held one meeting during the Interim Period.

Compensation Committee

The Compensation Committee is responsible for, among other things, reviewing, evaluating and approving all compensation arrangements for the executive officers of the Company, evaluating the performance of executive officers, administering the Company’s 2011 Stock Option and Incentive Plan, and recommending to the Board of Directors the compensation for Board members, such as retainers, committee and other fees, stock option, restricted stock and other stock awards, and other similar compensation as deemed appropriate. The Compensation Committee confers with the Company’s executive officers when making the above determinations. The Compensation Committee currently consists of Messrs. Rosenthal (Chairman), Perry and Katsof. The Compensation Committee held two meetings during the Interim Period. The Compensation Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://genie.com/governance.php, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Board of Directors has determined that all of the members of the Compensation Committee are independent within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual and the categorical standards set forth above.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee have served as an officer or employee of the Company or have any relationship with the Company that is required to be disclosed under the heading “Related Person Transactions.”

Corporate Governance Committee

The Corporate Governance Committee is responsible for, among other things, reviewing and reporting to the Board of Directors on matters involving relationships among the Board of Directors, the stockholders and senior management. The Corporate Governance Committee (i) reviews the Corporate Governance Guidelines and other policies and governing documents of the Company and recommends revisions as appropriate, (ii) reviews any potential conflicts of interests of independent directors, (iii) reviews and monitors related person transactions, (iv) oversees the self-evaluations of the Board of Directors, the Audit Committee and the Compensation Committee and (v) reviews and determines director independence, and makes recommendations to the Board of Directors regarding director independence. The Corporate Governance Committee currently consists of Messrs. Katsof (Chairman), Sass and Perry. The Corporate Governance Committee held one meeting in the Interim Period. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://genie.com/governance.php, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Board of Directors has determined that all of the members of the Corporate Governance Committee are independent within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual and the categorical standards set forth above.

Technology Committee

The Technology Committee is responsible for examining and providing oversight over management’s direction of and investment in the Company’s research and development and technology initiatives. This includes evaluating the quality and direction of the Company’s research and development programs, identifying emerging issues and evaluating the level of review by external experts based on the committee members’ experience and other resources available to the committee. The Committee also reviews the Company’s approaches to acquiring and maintaining technology, and evaluates the technology that the Company is researching and developing. The Technology Committee currently consists of Messrs. Sass (Chairman), Perry and Katsof. As the committee was formed in March 2012, the Technology Committee did not hold any meetings in the Interim Period. The Technology Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://genie.com/governance.php, and which is also available in print to any stockholder upon request to the Corporate Secretary.

2011 COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Annual compensation for non-employee directors for the Interim Period was comprised of equity compensation, consisting of awards of restricted Class B Common Stock, and cash compensation. Each of these components is described in more detail below.

Director Equity Grants

Pursuant to the Company’s 2011 Stock Option and Incentive Plan, each non-employee director of the Company who is deemed to be independent will receive, on each January 5th (or the next business day thereafter), an annual grant of 2,920 restricted shares of our Class B common stock (pro-rated based on the quarter in which they join the Board), which will vest immediately upon grant. A new director who becomes a member of the Board of Directors during the course of the calendar year receives an automatic grant on the date that he or she becomes a director in the amounts specified above, pro rated based on the calendar quarter of the year in which such person became a director. The stock is granted on a going forward basis, before the director completes his or her service for the calendar year. All such grants of stock to directors are subject to certain terms and conditions described in the Company’s 2011 Stock Option and Incentive Plan, as may be amended and restated from time to time.

Director Board Retainers

Each non-employee director of the Company who attends at least 75% of the regularly scheduled meetings of the Board of Directors and committees of which they are members during a calendar year will receive an annual cash retainer of $50,000. Such payment will be made in January of the calendar year following attendance of at least 75% of the Board of Directors and committee meetings during the preceding year, and is pro-rated, based on the quarter in which they join, for non-employee directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the applicable Board of Directors meetings for such partial year. The Company’s Chairman may, in his discretion, waive the requirement of 75% attendance by a director to receive the annual retainer in the case of mitigating circumstances. There is no additional compensation for serving on a committee, as a committee chair, for the Lead Independent Director or for the Audit Committee Financial Expert. The Compensation Committee periodically reviews our director compensation practices.

2011 Director Compensation Table

The following table lists the Interim Period compensation for any person who served as a non-employee director during the Interim Period. This table does not include compensation to Howard S. Jonas, who serves as director and is a named executive officer, as he did not receive additional compensation for his service as a director. Mr. Courter, who is a director of the Company and serves as a paid consultant to the Company, did not receive any compensation for his service as a director.

Name	Dates of Board Service During the Interim Period	Fees Earned or Paid in Cash ($)		Stock Awards ($)		All Other Compensation ($)	Total ($)
W. Wesley Perry	10/24/2011–12/31/2011	$12,500	(1)	$5,001	(2)	$—	$17,501
Allan Sass	10/24/2011–12/31/2011	$12,500	(1)	$5,001	(2)	$—	$17,501
Alan Rosenthal	10/24/2011–12/31/2011	$12,500	(1)	$5,001	(2)	$—	$17,501

(1)	Represents the pro-rated portion of the annual Board of Directors retainer earned in the Interim Period.

(2)	Represents the grant date fair value of an award of 730 shares of the Company’s Class B Common stock on November 3, 2011, computed in accordance with FASB ACS Topic 718R.

Non-employee directors held the following stock awards of the Company’s Class B Common Stock granted for director service, and options to purchase shares of the Company’s Class B Common Stock, as of December 31, 2011:

Name	Class B Common Stock	Options to Purchase Class B Common Stock
W. Wesley Perry	730	—
Allan Sass	730	—
Alan Rosenthal	730	—
Irwin Katsof	—	—

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

On October 24, 2011, the Board of Directors adopted a Statement of Policy with respect to Related Person Transactions. This policy covers any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest. Related Persons include directors, director nominees, executive officers, any beneficial holder of more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons. The policy also includes transactions which, despite not meeting the criteria set forth above, are otherwise material to investors based on qualitative factors, as determined by the Corporate Governance Committee with input from the Company’s management and advisors. Transactions that fall within this definition are considered by the Corporate Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interests of the Company and its stockholders. If the Company becomes aware of an existing Related Person Transaction that has not been approved under this Policy, the matter will be referred to the Corporate Governance Committee. The Corporate Governance Committee will evaluate all options available, including ratification, revision or termination of such transaction.

Transactions with Related Persons, Promoters and Certain Control Persons

All of the following Related Person Transactions were approved in accordance with the policy described above:

Transition Services Agreement between Genie Energy Ltd. and IDT Corporation, dated October 28, 2011 (the “TSA”), pursuant to which IDT, which is controlled by Howard S. Jonas, our controlling stockholder and Chairman of the Board, continues to provide certain services, including, but not limited to services relating to human resources, employee benefits administration, finance, accounting, tax, internal audit, facilities, investor relations and legal for an agreed period following the spin-off. Additionally, under the same agreement, Genie provided specified administrative services to certain of IDT’s foreign subsidiaries. Furthermore, IDT granted us a license to use the IDT name for our ESCO business. Genie paid IDT a total of $544,951 for services provided by IDT pursuant to the TSA since the spin-off to the end of December 2011. Moreover, the Company’s subsidiary, IDT Energy, Inc., has been supplying IDT Corporation with electricity for its Piscataway building since August 2011 and gas and electricity for its Newark headquarters building since March 2011. Genie charged IDT Corporation $9,000 during Fiscal 2011 and $401,000 during the Interim Period.

Michael Jonas, son of Howard Jonas, became an employee of IDT Corporation on November 15, 2005. During the 2011 calendar year, Michael Jonas was an employee of Genie and his total compensation was $182,944 during that period. Michael Jonas’ current annual base salary is $185,400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Class A Common Stock or the Class B Common Stock of the Company, (ii) each of the Company’s directors, director nominees, and the Named Executive Officers, and (iii) all directors, Named Executive Officers and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them.

Unless otherwise noted, the security ownership information provided below is given as of March 23, 2012 and all shares are owned directly. Percentage ownership information is based on the following amount of outstanding shares: 1,574,326 shares of Class A Common Stock and 21,409,404 shares of Class B Common Stock. The numbers reported for Howard Jonas assume the conversion of all 1,574,326 currently outstanding shares of Class A Common Stock into Class B Common Stock.

Name	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock		Percentage of Aggregate Voting Powerd
Howard S. Jonas	5,477,108	(1)	18%		74.5%
550 Broad Street Newark, NJ 07102

Claude Pupkin	93,839	(2)	*		*

Geoff Rochwarger	53,140	(3)	*		*

Avi Goldin	18,298	(4)	*		*

James A. Courter	519,352	(5)	2.4%		*

W. Wesley Perry	43,232	(6)	*		*

Alan Rosenthal	3,883		*		*

Allan Sass	3,650		*		*

Irwin Katsof	—		*		*

All directors, Named Executive Officers and executive officers as a group (10 persons)	6,273,237	(7)	29.29	(8)%	75.6%

*	Less than 1%.

d	Voting power represents combined voting power of our Class A Common Stock (three votes per share) and our Class B Common Stock (one-tenth of one vote per share). Excludes stock options.

(1)	Consists of an aggregate of 1,574,326 shares of the Company’s Class A Common Stock and 3,902,782 shares of the Company’s Class B Common Stock, consisting of (i) 1,476,229 shares of the Company’s Class A Common Stock held by Mr. Jonas directly, (ii) 98,097 shares of the Company’s Class A Common Stock held by the Howard S. Jonas 2009 Annuity Trust I, (iii) 649,045 shares of the Company’s Class B Common Stock held by Mr. Jonas directly, (iv) an aggregate of 7,780 shares of the Company’s Class B Common Stock beneficially owned by custodial accounts for the benefit of the children of Mr. Jonas (of which Mr. Jonas is the custodian), (v) 388,716 shares of the Company’s Class B Common Stock owned by the Howard S. Jonas 2009 Annuity Trust I, (vi) 1,309,284 shares of the Company’s Class B Common Stock owned by the Howard S. Jonas 2009 Annuity Trust II, (vii) 1,546,579 shares of the Company’s unvested Class B Common Restricted Stock held by Mr. Jonas directly and (viii) 1,378 shares of the Company’s Class B Common Stock held by Mr. Jonas in his 401(k) plan account as of February 29, 2012. Does not include (i) an aggregate of 1,045,089 shares of the Company’s Class B Common Stock beneficially owned by trusts for the benefit of the children of Mr. Jonas, as Mr. Jonas does not exercise or share investment control of these shares, (ii) 275,047 shares of IDT Class B Common Stock owned by the Jonas Foundation, as Mr. Jonas is not deemed to beneficially own these shares and (iii) 600,033 shares of the Company’s Class B Common Stock owned by the Howard S. & Deborah Jonas Foundation, as Mr. Jonas is not deemed to beneficially own these shares. Mr. Jonas, with his wife Deborah Jonas, is the co-trustee of each of The Jonas Foundation and the Howard S. and Deborah Jonas Foundation. Mr. Jonas is the trustee of the Howard S. Jonas 2009 Annuity Trust I and the Howard S. Jonas 2009 Annuity Trust II.

(2)	Consists of (a) 10,993 shares of the Company’s Class B common stock held directly, (b) 6,420 shares of the Company’s Class B Common Stock held by Mr. Pupkin in his Individual Retirement Account, (c) 73,463 shares of Class B Common Restricted Stock that are subject to forfeiture (“Restricted Stock”) and (d) options to purchase 2,963 shares of our Class B Common

Stock, which are currently exercisable. Does not include options to purchase an additional 37,463 shares of Class B Common Stock that are not currently exercisable and do no become exercisable within 60 days and 1.271 restricted ordinary shares of the Company’s subsidiary, Genie Israel Oil and Gas Ltd. held by Mr. Pupkin.

(3)	Consists of (a) 37,463 shares of Restricted Stock, (b) 11,792 shares of the Company’s Class B Common Stock held by Mr. Rochwarger directly and (c) options to purchase 3,885 shares of our Class B Common Stock, which are currently exercisable. Does not include options to purchase an additional 37,463 shares of Class B Common Stock that are not currently exercisable and do no become exercisable within 60 days and 4.21 deferred stock units of the Company’s subsidiary, IDT Energy, Inc., held by Mr. Rochwarger.

(4)	Consists of (a) 15,375 shares of Restricted Stock, (b) 1,023 shares of the Company’s Class B Common Stock held directly by Mr. Goldin and (c) 1,900 shares of the Company’s Class B Common Stock held by Mr. Goldin in his Individual Retirement Account. Does not include options to purchase an additional 12,042 shares of Class B Common Stock that are not currently exercisable and do no become exercisable within 60 days and 1.017 restricted ordinary shares of the Company’s subsidiary, Genie Israel Oil and Gas Ltd. held by Mr. Goldin.

(5)	Subject to certain conditions, Mr. Courter is entitled to convert an interest in IDT Corporation plus 225,129 of these shares into the number of shares of Genie Energy International Corporation equal to 1% of the outstanding equity of Genie Energy International Corporation at the time of conversion.

(6)	Consists of (a) 33,333 shares of IDT Class B Common Stock held by Mr. Perry’s retirement plans and (b) 9,899 shares of Class B Common Stock held directly. In addition, Mr. Perry owns 250 shares (a 0.2% interest) of the Company’s subsidiary, Genie Energy International Corporation.

(7)	Consists of the shares and options set forth above with respect to the Named Executive Officers and directors (including Howard Jonas’ shares of Class A Common, which are convertible into Class B Common Stock), and the following shares of Class B Common Stock held by other executive officers: (a) 34,090 shares of Class B Common Stock held directly, (b) 16,583 shares of Restricted Common Stock, (d) 1,330 shares of Class B Common Stock held in various 401(k) plan accounts as of February 29, 2012, and (e) options to purchase 8,732 shares of our Class B common stock which are currently exercisable. Does not include options to purchase an additional 3,250 shares of Class B Common Stock that are not currently exercisable and do no become exercisable within 60 days.

(8)	Assumes conversion of all of the shares of the Company’s Class A Common Stock into shares of the Company’s Class B Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent or more of a registered class of the Company’s equity securities are required to file reports of ownership and changes in ownership, on a timely basis, with the SEC and the New York Stock Exchange. Based on material provided to the Company, the Company believes that all such required reports were filed on a timely basis in Fiscal 2011 and the Interim Period.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2011 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genie’s 2011 Proxy Statement.

Alan Rosenthal, Chairman
W. Wesley Perry
Irwin Katsof

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation table and other tables included in this proxy statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Transition Report on Form 10-Q for the Interim Period ended December 31, 2011, which we refer to as the Interim Period, and in our Registration Statement on Form 8-A with respect to Fiscal 2011, the 12-month period ended July 31, 2011. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Registration Statement on Post Effective Amendment No. 1to Form 10, filed with the SEC on November 14, 2011 and the Transition Report. We assume no obligation to update the forward-looking statements or such risk factors.

Introduction

We were spun-off from IDT Corporation (IDT) in October 2011. Prior to that date, all of our executive officers were employees of subsidiaries of IDT and were compensated by such entities under IDT’s compensation policies.

For all periods subsequent to our spin-off from IDT, it is the responsibility of the Compensation Committee of our board of directors to oversee our general compensation policies; to determine the base salary and bonus to be paid each year to each of our executive officers; to oversee our compensation policies and practices as they relate to our risk management; and to determine the compensation to be paid each year to our non-employee directors for service on our board of directors and the various committees of our board of directors. In addition, the Compensation Committee administers our 2011 Stock Option and Incentive Plan with respect to stock option grants or other equity-based awards made to our executive officers. Further, certain executives are eligible to receive grants of equity in certain of our subsidiaries. Shares of restricted stock are granted to our non-employee directors automatically under our 2011 Stock Option and Incentive Plan on an annual basis.

Elements of Compensation

The three broad components of our executive officer compensation are base salary, annual cash incentive bonuses awards, and long term equity-based incentive awards. The Compensation Committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers in the context of our overall compensation policy. Additionally, the Compensation Committee, in conjunction with our board, reviews the relationship of executive compensation to corporate performance generally and with respect to specific enumerated goals that are established by the Compensation Committee early in each fiscal year. The Compensation Committee believes that our current compensation plans are serving their intended purposes and are functioning reasonably. Below is a description of the general policies and processes that govern the compensation paid to our executive officers, as reflected in the accompanying compensation tables.

Company Performance

During Fiscal 2011 and the Interim Period, the Company operated in accordance with its business plan. IDT Energy significantly expanded its customer base and geographic reach, while maintaining gross margins that met or exceeded targets. Despite the extraordinary weather during the last two months of the Interim Period which negatively impacted results at IDT Energy, management was satisfied with the performance in a very tough environment. During the same periods, our two Genie Oil & Gas development projects made substantial progress on their technological development, site characterization, resource appraisal, analysis of the oil shale and geology, regulatory approvals, and in the case of AMSO, pilot project drilling and construction.

Pre-Spin-Off Periods

Prior to the spin-off, all of the Named Executive Officers were employees of IDT and all compensation for fiscal year 2011 (as well as in the period up to the consummation of the spin-off on October 28, 2011) disclosed in the table below was paid by IDT for services provided by the Named Executive Officers to our business segments and other units of IDT. During fiscal year 2011, Howard Jonas served as the Chairman of the Board of Directors and CEO of IDT, Claude Pupkin served as Executive Vice President of IDT, Chief Financial Officer of Genie and President of AMSO LLC, Geoff Rochwarger served as the Chief Executive Officer of IDT Energy and Avi Goldin served as Vice President of IDT.

The pre-spin-off compensation of Howard Jonas and Claude Pupkin were set by the Compensation Committee of the Board of Directors of IDT after discussions with management about the recommended levels and components of compensation for each of the individuals. The historical compensation of Messrs. Rochwarger and Goldin were set by the management of IDT. Post spin-off, compensation of all such individuals from the Company was set by the Compensation Committee of our Board of Directors.

Compensation Structure, Philosophy and Process

Our executive compensation structure is designed to attract and retain qualified and motivated personnel and align their interests with the short-term and long-term goals of the Company and with the best interests of our stockholders. Our compensation philosophy is to provide compensation to attract the individuals necessary for our current needs and growth initiatives, and provide them with the proper incentives to motivate those individuals to achieve our long-term plans.

The base salary levels we pay to each of our Named Executive Officers is based on the responsibilities undertaken by the individuals, if applicable, the business unit managed and its complexity and role within the Company, and the market place for employment of people of similar skill and background. The base salaries paid are determined by discussions with the covered individual and his manager and budgetary considerations and approved by the relevant members of our senior management and, in the case of executive officers, our Compensation Committee.

Incentive compensation is designed to reward contributions to achieving the Company’s goals for the current period and for the longer term. Cash bonuses are awarded based upon goals that are set out at the beginning of a fiscal period. Those goals are set for the Company, for specific operating divisions and for individual executives, and are designed to set forth achievable goals for the current performance of the Company and its business units and for current contributions to long-term initiatives. The levels of bonuses paid to individual executives are based on the Company meeting the goals and metrics outlined, the individual’s role in achieving those goals, if relevant, the performance of the business unit over which the individual exercised management and other accomplishments during the year that were deemed relevant in specific instances. Following the end of a fiscal year, our management sets company-wide bonus levels for the fiscal year then ended, based on Company performance and available resources, which are presented to the Compensation Committee. The bonus amounts awarded to specific individuals are the result of subjective determinations made by the relevant members of management and the Compensation Committee with respect to each subject individual, based on Company and individual performance, particularly relative to the performance factors set by the Compensation Committee for the relevant period, and levels relative to the bonuses of other personnel and officers. Individual bonus levels are not determined based on previously established formulae, targets or ranges.

Executive officers are eligible to receive cash bonuses of up to 100% of base salary (or higher upon extraordinary performance) based upon performance, including the specific financial and other goals set by the Compensation Committee, which goals are Company-wide, specific to a business unit or specific to an executive and his area of responsibility. Specific bonuses will depend on the individual achievements of executives and their contribution to achievement of the enumerated goals. These goals will be set by the Compensation Committee. As Mr. Jonas does not receive a base salary from the Company, his bonus levels will be set with respect to bonuses of other executives and performance factors.

Equity grants are made in order to provide additional incentive compensation and to align the interests of our executives with our stockholders. Executives have been granted equity interests in the Company and with regard to individuals whose areas of responsibility focus on specific operations, in those operations, so as to better reward the executives for the results of their efforts. When equity grants in subsidiaries are made, the recipients are generally provided with the right to obtain liquidity in those grants through conversion to cash or equity in the Company (at the Company’s option) upon vesting or a later date in the future.

Compensation Decisions Made in Covered Periods

Interim Period

In the Interim Period, in connection with the spin-off of the Company from IDT, we entered into employment agreements with Messrs. Jonas, Pupkin and Goldin. As Mr. Jonas is continuing to serve as Chairman and Chief Executive Officer of IDT, and Mr. Jonas and IDT are parties to an employment agreement, it was necessary for the Company and Mr. Jonas to enter into an agreement and to amend Mr. Jonas’ agreement with IDT to provide for the allocation of his time and efforts and obligations for compensation. Following the spin-off, Mr. Pupkin was to serve as the Chief Executive Officer, and Mr. Goldin was to serve as Chief Financial Officer, of an independent public company, therefore, the Company felt that it was appropriate to enter into written, multi-year employment agreements with those executives. The agreements are described below. All such agreements were approved by the Company’s Board of Directors prior to the spin-off, approved by IDT as the sole stockholder of the Company prior to the spin-off and were ratified by our Compensation Committee consisting of independent directors following the spin-off.

In the Interim Period, our executives were also paid bonuses by IDT for their performance during Fiscal 2011, which ended on July 31st 2011.

For Fiscal 2011, IDT’s compensation committee set the following goals for company and executive performance: (i) meet or exceed Budgeted EBITDA of $34.2 million company-wide, (ii) generate positive operating cash flow, (iii) secure additional financing for IEI’s development efforts, (iv) evaluate and execute financing for IDT Telecom, (v) extend the IDT Energy financing arrangement with BP, (vi) reduce the carrying cost of the 520 Broad Street headquarters building through leasing, selling or restructuring, and (vi) completing internal restructuring and separation of business units.

During the Interim Period, management presented its results for Fiscal 2011 relative to such goals to the IDT’s compensation committee: (i) IDT recorded EBITDA of $37.6 million, exceeding the target by 9.9%, (ii) IDT had operating cash flow of $61.9 million and total cash flow of $30.5 million, including payment of $15 million in dividends and expending $7.5 million in buying back stock, (iii) Genie secured a $10 million capital raise from Rothschild, (iv) the IDT Telecom financing effort was deferred to fiscal 2012, (v) the IDT Energy arrangement with BP was extended through 2014 and expanded to cover additional territories, (vi) the carrying costs on the building were reduced, but no strategic transaction was consummated, and (vi) the internal restructuring was completed and the Genie spin-off was completed in fall 2012.

In connection with such performance and accomplishments, individual bonus levels were determined and paid in the Interim Period.

Mr. Jonas received a bonus of $400,000. The Compensation Committee determined that he was instrumental in his leadership of all of IDT’s business units, was integrally involved in the positive performance of IDT’s Telecom and Energy operations, and was essential in the efforts to obtain the Rothschild financing. The bonus level was somewhat increased from the prior year level due to the significantly improved performance of IDT.

Mr. Pupkin was awarded a bonus of $325,000. During Fiscal 2011, Mr. Pupkin had assumed substantially increased responsibilities in all of Genie’s business operations, in addition to continuing his role with respect to the Genie Oil & Gas operations. As a result, he was engaged in oversight of all of the Genie operating units, and thus was in a position to contribute to the company-wide positive financial performance. Further, Mr. Pupkin was the primary point person in the efforts toward consummating the Rothschild financing, played a lead role in the internal restructuring, particularly in respect of the spin-off of Genie, and was involved in numerous business development efforts across IDT.

Mr. Rochwarger was awarded a bonus of $464,872. Mr. Rochwarger’s direct management of IDT Energy was essential to IDT’s meeting its EBITDA and Cash flow goals for Fiscal 2011. Under his leadership, IDT Energy expanded and improved its financial performance. Included in that role was the extension and expansion of the BP arrangement, and facilitating the spin-off of Genie from IDT. Further, Mr. Rochwarger assumed an executive role at Genie in addition to his role as Chief Executive Officer of IDT Energy.

Mr. Goldin was awarded a bonus of $26,250. During Fiscal 2011, Mr. Goldin took on the Genie Chief Financial Officer role and was instrumental in establishing the necessary functions for Genie to function as an independent entity and be prepared for the spin-off from IDT. He played a key role communicating with investors and in various discussions on financing and other arrangements for the business units within Genie, including the BP arrangement and the Rothschild financing.

In connection with the spin-off of Genie from IDT and the resulting increased responsibilities of being an executive officer of an independent public company, Mr. Pupkin’s annual base salary as Chief Executive officer was raised to $600,000, and Mr. Goldin’s annual base salary as Chief Financial Officer was raised to $250,000. Mr. Rochwarger’s current base salary is $578,650. During the Interim Period, it was determined to increase Mr. Rochwarger’s base salary, in part to offset the increased tax burden related to Mr. Rochwarger performing a portion of his duties for the Company in Israel.

In the Interim Period, following the spin-off, the Company granted restricted shares of our Class B Common Stock and options to purchase shares of Class B common stock, to employees and consultants, including our Named Executive Officers. The Named Executive Officers received grants commensurate with their roles at Genie and in order to provide an appropriate incentive for them to guide Genie as an independent entity and align their interests with Genie’s stockholders. Mr. Jonas was awarded 55,000 shares of Genie Class B common stock, Mr. Pupkin was awarded 37,463 shares of Genie Class B common stock and 37,463 options to purchase shares of Genie Class B Common Stock, Mr. Rochwarger was awarded 37,463 shares of Genie Class B Common Stock and 37,463 options to purchase shares of Genie Class B Common Stock, and Mr. Goldin was awarded 12,042 shares of Genie Class B Common Stock and 12,042 options to purchase shares of Genie Class B Common Stock,

All grants of restricted shares and options vest over three years and, for those executives with employment agreements, the treatment on termination of employment is determined by those agreements which are described below. All options have an exercise price of $6.85 which was the most recent closing price of the Genie Class B Common Stock preceding the grant.

In connection with the spin-off of the Company from IDT, holders of options to purchase IDT Class B common stock, received options to purchase shares of our Class B Common Stock, including certain of our executive officers. Certain of those Genie options received by Mr. Rochwarger, which were scheduled to expire in the Interim Period, were extended through April 15, 2013.

Following the end of the Interim Period, certain executives received grants of equity interests in certain subsidiaries of the Company, in order to further align their interests with our stockholders in those areas of our businesses where they play a direct role in performance.

Fiscal 2011

In Fiscal 2011, our Named Executive Officers were awarded bonuses by IDT based on certain accomplishments during fiscal 2010 including: (i) exceeding IDT’s budgeted goal of $38.1 million in Adjusted EBITDA by 59%; (ii) generating positive operating cash flow; (iii) securing an equity investment for Genie Oil and Gas; (iv) achieving compliance with the standards and continued listing on the NYSE; and (v) exceeding targets for reducing corporate overhead (corporate overhead was $28.0 million in fiscal 2009, the target amount for fiscal 2010 was $15.0 million and the actual figure for fiscal 2010 was $11.8 million). In fiscal 2010, IDT’s named executive officers were awarded bonuses based on certain accomplishments during fiscal 2009, including: (i) the successful implementation of IDT’s turn-around plan, which improved IDT’s operational performance and reduced selling, general and administrative expenses company-wide; (ii) securing and consummating the joint venture with Total in AMSO LLC; and (iii) the shedding of non-core assets. In addition, bonuses reflected the increased responsibilities and workload of IDT’s named executive officers as a result of management changes and reductions in personnel. IDT did not target any specific proportion of total compensation in setting base salary and bonus compensation. Adjusted EBITDA is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, severance and other charges, and other operating gains (losses), net. It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.

Mr. Jonas’ base compensation in Fiscal 2011 was determined by his employment agreement with IDT that was in effect at the time, which provided for his base salary to be in the form of IDT stock, and his bonus was consistent with the overall company performance. Mr. Jonas does not currently receive base compensation from the Company, but he is eligible to participate in bonus and other compensation programs as approved by the Compensation Committee.

Mr. Pupkin’s base salary in Fiscal 2011 was unchanged from the prior year, consistent with IDT’s cost cutting programs that limited increases in compensation. His bonus (paid in Fiscal 2011 for performance during fiscal 2010) was determined by his direct role in the goals enumerated by the compensation committee — specifically in securing an equity investment for Genie Oil and Gas and contribution to the effort in achieving renewed compliance with the NYSE listing standards, as well as other accomplishments of the Genie Oil & Gas operations he managed.

Mr. Rochwarger’s base salary in Fiscal 2011 was unchanged from the prior year, consistent with IDT’s cost cutting programs that limited increases in compensation. His bonus (paid in Fiscal 2011 for performance during fiscal 2010) was determined by his direct role in the goals enumerated by the compensation committee — specifically IDT Energy’s contribution to generating Adjusted EBITDA company-wide and positive operating cash flow, as well as the impact of IDT Energy’s financial performance in achieving renewed compliance with the NYSE listing standards.

The stock grants issued to Messrs. Pupkin, Goldin and Rochwarger in Fiscal 2011 were part of a grant to certain key management personnel made as IDT completed its cost cutting and turn-around effort, in recognition of the contributions made by the individuals to that effort, to shaping the strategic vision and growth plan of IDT, and to the significant increase in the market prices for IDT’s equity that IDT believed was significantly related to the successful effort. The individual grant levels were determined in discussions with management and the compensation committee and were linked to the contributions made to the multi-year effort by the management personnel in question.

Goals for 2012

At a meeting held on March 7, 2012, our Compensation Committee approved the following goals for 2012. Consistent with its undertakings to match compensation with company and individual performance, goals have been set for the company as well as for individual executive officers.

Company-Wide Goals

•	Successfully transition to calendar year reporting

•	Complete logistic separation from IDT and minimize areas of transition services

•	Increase market awareness of Genie and its goals and strategies

•	Achieve balance between cash generation at IDT Energy and cash usage at Genie Oil & Gas

Howard Jonas, Executive Chairman

•	Develop and guide the strategic direction for Genie and Genie Oil & Gas

•	Develop strategic relationships, including new board members and advisory board(s) for the Company and certain subsidiaries

•	Develop relationship with new strategic investors or potential investors for both IDT Energy and Genie Oil & Gas

•	Solidify existing relationships with strategic partners at Genie Oil & Gas and establish or expand relationships with oil & gas majors and other regional or niche players

Claude Pupkin, Chief Executive Officer

•	Lead strategic dialogue and working relationship with existing and potential strategic and/or financial partners

o	Maintaining constructive partnership/working relationship with Total

•	Overall management of existing Genie Oil & Gas projects according to projects’ timeline

o	Start-up AMSO Pilot in 2012

•	Work with Chief Financial Officer and Vice Chairman to develop relationship with investor, banking and research community — increase recognition of Genie among institutional and leading energy industry investors

•	Lead the business development effort for new markets/resources for Genie Oil & Gas

•	Staffing and development of Genie Oil & Gas team to execute projects

•	Oversight over all Company operations

Avi Goldin, Chief Financial Officer

•	Build and manage Genie’s global finance and accounting staff to allow for independent operation post transition period

•	Lead the development of Genie’s relationships with the financial community, including investors, bankers and research analysts

o	Establish banking and borrowing relationships with commercial lenders

•	Develop a strong working relationship with external and internal auditors

•	Execute on change of fiscal year

•	Work with the Chief Executive Officer in business development efforts for new markets/resources for Genie Oil & Gas

•	Work with IDT Energy management in the implementation of improved financial and operational reporting

•	Assist in executing transactions with potential strategic and/or financial implications for the Company

Geoff Rochwarger, Vice Chairman of Genie Energy Ltd and Chief Executive Officer of IDT Energy

•	Expand IDT Energy’s market footprint to new utility regions and new markets to markets that match IDT Energy’s business model requirements

•	Grow IDT Energy’s customer/meter base as long as economically justifiable

•	Achieve Annual Adjusted EBITDA of $20 million-$25 million for IDT Energy during “normal” market conditions

•	Diversify IDT Energy’s customer acquisition channels and vendors

•	Work with Genie Chief Executive Officer and Chief Financial Officer on relationships with investor and banking/research community

•	Participate in discussions of strategic moves for the Company — presenting the viewpoint of the “owner” of a more mature cash-generating business

•	Oversight over all Company operations

Employment Agreements

In connection with, and effective upon, consummation of the spin-off, each of Messrs. Jonas, Pupkin and Goldin entered into employment agreements with the Company that governs their base compensation, payments and treatment of equity awards on termination of employment, and other terms of employment. Each of such agreements was approved by the IDT compensation committee and our Board of Directors (which at the time consisted of Mr. Jonas and James Courter) and subsequently ratified by our Compensation Committee. The following is a description of the material terms of the compensation provided pursuant to the employment agreements.

Howard Jonas: Mr. Jonas entered into an employment agreement with the Company (the “Jonas Employment Agreement”), effective as of October 28, 2011, pursuant to which Mr. Jonas serves as Chairman of the Board of Directors of the Company. Under the terms of the Jonas Employment Agreement, unless otherwise agreed with the Company, Mr. Jonas shall not receive an annual base salary, but shall be eligible to receive bonuses as determined by the Compensation Committee. If Mr. Jonas’ employment is terminated due to his death or disability, as defined in the Jonas Employment Agreement, or terminated by the Company with or without “cause”, as defined in the Jonas Employment Agreement, or by Mr. Jonas for any reason, the Company shall pay Mr. Jonas (or his beneficiary) all unpaid amounts (i) of annual base salary, if any, to which Mr. Jonas was entitled as of the date of termination and (ii) to which Mr. Jonas was then entitled under any employee benefits, perquisites or other reimbursements. In addition, in the event of Mr. Jonas’ death, or if the Company terminates his employment, other than for “cause”, or if Mr. Jonas terminates his employment for “good reason”, as defined in the Jonas Employment Agreement, the Company shall pay Mr. Jonas, or Mr. Jonas’ estate in the event of Mr. Jonas’ death, a lump sum payment equal to his bonus for the fiscal year preceding his termination. Pursuant to the Jonas Employment Agreement, Mr. Jonas has agreed not to compete with the Company for a period of one year following the termination of his agreement (other than termination of his employment for “good reason” or by the Company other than for “cause”). The Jonas Employment Agreement has a term from October 28, 2011until December 31, 2014 and shall automatically be renewed or extended for additional one-year periods unless, not later than ninety (90) days prior to any such expiration, the Company or Mr. Jonas shall have notified the other party in writing that such renewal extension shall not take effect.

As per the Jonas Employment Agreement, “cause” is defined as: (i) upon Mr. Jonas’ conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof, or (ii) upon Mr. Jonas’ willful and continued failure to substantially perform his duties under the Jonas Employment Agreement (other than any such failure resulting from his incapacity due to physical or mental illness), after written notice has been delivered to Mr. Jonas by the Company, and Mr. Jonas’ failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to Mr. Jonas.

As per the Jonas Employment Agreement, “good reason” is defined as: the occurrence (without Mr. Jonas’ express written consent) of (i) a material breach of the Jonas Employment Agreement by the Company; (ii) the assignment to Mr. Jonas of any duties inconsistent with Mr. Jonas’ status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of Mr. Jonas’ responsibilities; (iii) any purported termination of Mr. Jonas’ employment which is not effected pursuant to a proper notice of termination under the Jonas Employment Agreement; (iv)a reduction in Mr. Jonas’ annual base salary; (v) a significant reduction in Mr. Jonas’ positions, duties, responsibilities or reporting lines from those provided in the Jonas Employment Agreement; (vi) relocation of Mr. Jonas’ principal place of employment outside of the Newark, New Jersey area; or (vii) a “Change in Control.”

A “Change in Control” is defined as: the occurrence of either of the following: (i) any person is or becomes the beneficial owner of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Company’s Board of Directors cease to constitute at least a majority of the Board, excluding any individual whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.

Mr. Jonas has an employment agreement with IDT and has had employment agreements with IDT in place throughout the periods covered by the Summary Compensation Table. Effective with the spin-off, Mr. Jonas and IDT amended the employment agreement between Mr. Jonas and IDT.

Mr. Jonas’ employment agreement with IDT does not govern his employment by or relationship with the Company, including his service as Chairman of the Board of the Company. Mr. Jonas continues to serve as the Chairman and Chief Executive Officer of IDT.

Claude Pupkin: Mr. Pupkin and the Company entered into an employment agreement (the “Pupkin Employment Agreement”), effective as of October 28, 2011, pursuant to which Mr. Pupkin is paid an annual base salary of $600,000 to serve as the Chief Executive Officer of the Company. Mr. Pupkin is also eligible to participate, at a level as shall be approved by the Compensation Committee, in any bonus program established by the Company for its senior executive management. During the term of the Pupkin Employment Agreement, Mr. Pupkin is eligible to participate in the Company’s medical, dental, life and disability programs as well as the Company’s 401(k) savings plan.

Should Mr. Pupkin be terminated due to his death or disability, as defined in the Pupkin Employment Agreement, Mr. Pupkin (or, in the event of his death, his estate) shall receive any accrued or vested compensation, including salary, commission, bonus(es), reimbursement for unpaid and approved business expenses through the date of termination, plus his base salary (at the rate in effect at the time of his death) for the greater of (i) the six month period following Mr. Pupkin’s death or (ii) the remainder of the term of the Pupkin Employment Agreement, not to exceed one year.

Should Mr. Pupkin be terminated without “cause” or should he resign for “good reason”, each as defined in the Pupkin Employment Agreement, the Company shall pay to Mr. Pupkin a severance payment equal to the greater of $850,000 or his annual base salary (at the rate in effect on the date of termination) for the remainder of the term of the Pupkin Employment Agreement, and all awards theretofore granted to the Mr. Pupkin under the Company’s incentive plans shall immediately vest, subject to Mr. Pupkin’s execution of the Company’s standard release agreement. The Pupkin Employment Agreement has a three year term and shall automatically be renewed or extended for additional one-year periods unless, not later than ninety (90) days prior to any such expiration, the Company or Mr. Pupkin shall have notified the other party in writing that such renewal extension shall not take effect. In the event that the Company provides such notice to not extend the term, Mr. Pupkin shall be entitled to receive, among other things, a severance payment in the amount of Mr. Pupkin’s base salary (at the rate in effect on the date of termination) plus $250,000 and all awards theretofore granted to the Mr. Pupkin under the Company’s incentive plans shall immediately vest, subject to his execution and delivery of the Company’s standard release agreement.

As per the Pupkin Employment Agreement, “cause” is defined as: (i) upon Mr. Pupkin’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof; (ii) upon Mr. Pupkin’s commission of fraud, embezzlement or gross negligence; (iii) upon Mr. Pupkin’s willful or continued failure to perform an act permitted by the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics that is within his material duties under the Pupkin Employment Agreement (other than by reason of physical or mental illness or disability) or directives of the Board, or material breach of the terms of the Pupkin Employment Agreement or his non-disclosure and non-competition conditions, in each case, after written notice has been delivered to Mr. Pupkin by the Company, and Mr. Pupkin’s failure to substantially perform his duties or breach is not cured within fifteen (15) business days after such notice has been given to Mr. Pupkin; (iv) upon any misrepresentation by Mr. Pupkin of a material fact to or concealment by Mr. Pupkin of a material fact from the Company’s Board, Chairman, and/or general counsel; or (v) upon any material violation of the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics.

As per the Pupkin Employment Agreement, “good reason” is defined as: upon (i) the Company’s failure to perform its material duties under the Pupkin Employment Agreement, which failure has not been cured by the Company within fifteen (15) days of its receipt of written notice thereof from Mr. Pupkin; (ii) a reduction by the Company (without the consent of Mr. Pupkin) in Mr. Pupkin’s base salary, or substantial reduction in the other benefits provided to Mr. Pupkin; (iii) the assignment to Mr. Pupkin of duties inconsistent with Mr. Pupkin’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of Mr. Pupkin’s responsibilities; (iv) a substantial diminution of Mr. Pupkin’s responsibilities as the Chief Executive Officer of the Company; (v) the relocation of Mr. Pupkin’s principal place of employment to (1) a location more than thirty-five (35) miles from its current Newark, New Jersey location or outside of the New York City metropolitan areas, or (2) more than 40 miles from Mr. Pupkin’s home, unless the Company then permits Mr. Pupkin to work from a home office at least 40% of his working time; (vi) removal of Mr. Pupkin from the office of Chief Executive Officer of the Company (without the consent of Mr. Pupkin); (vii) the assignment of duties inconsistent with the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics; (viii) any purported termination of Mr. Pupkin’s employment not in accordance with the terms of the Pupkin Employment Agreement; or (ix) any “Change in Control” of the Company. A “Change in Control” is defined as: if (A) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Howard Jonas, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Howard Jonas, shall acquire in one or a series of transactions, whether through sale of stock or merger, voting securities representing more than 50% of the voting power of all outstanding voting securities of the Company or any successor entity of the Company, or (B) the stockholders of the Company shall approve a complete liquidation or dissolution of the Company.

Avi Goldin: Mr. Goldin and the Company entered into an employment agreement (the “Goldin Employment Agreement”), effective as of October 28, 2011, pursuant to which Mr. Goldin is paid an annual base salary of $250,000 to serve as the Chief

Financial Officer of the Company. Mr. Goldin, subject to satisfaction with his job performance by the Chief Executive Officer and the Chairman of the Board, and specific criteria that may be established from time to time, as well as approval by the Compensation Committee, also shall receive a target annual bonus of $50,000, $75,000 and $100,000 in the first, second and third year of the term, respectively, and in such amount as shall be agreed upon during any extension of the term of the Goldin Employment Agreement. The Goldin Employment Agreement has a three year term and shall automatically be renewed or extended for additional one-year periods unless, not later than ninety (90) days prior to any such expiration, the Company or Mr. Goldin shall have notified the other party in writing that such renewal extension shall not take effect. During the term of the Goldin Employment Agreement, Mr. Goldin is eligible to participate in the Company’s medical, dental, life and disability programs as well as the Company’s 401(k) savings plan.

Should Mr. Goldin be terminated due to his death or disability, as defined in the Goldin Employment Agreement, Mr. Goldin (or, in the event of his death, his estate) shall receive any accrued or vested compensation, including salary, commission, bonus(es), reimbursement for unpaid and approved business expenses through the date of termination.

If Mr. Goldin is terminated by the Company for “cause” or if Mr. Goldin resigns without “good reason”, each as defined in the Goldin Employment Agreement, Mr. Goldin shall be entitled to receive accrued or vested compensation, including salary, commission, and bonus(es), and to be reimbursed for unpaid and approved business expenses, through the date of termination.

If the Company terminates Mr. Goldin without “cause”, or if Mr. Goldin resigns for “good reason” (which includes, among other things, a “change of control” of the Company, as defined in the Goldin Employment Agreement), or upon expiration of the term, and in the event that the Company does not offer to extend the term of the Goldin Employment Agreement , and the Company and Mr. Goldin do not agree on terms and conditions for continued employment, the Company, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, shall pay to Mr. Goldin all accrued or vested compensation, including salary, commission, and bonus(es), and reimburse Mr. Goldin for unpaid and approved business expenses, through the date of termination, as well as a severance payment equal to the greater of (i) the amount Mr. Goldin would be entitled to under Company policy applicable to management employees in effect at the time of termination, or (ii) Mr. Goldin’s base salary plus his target bonus under the Goldin Employment Agreement (at the rates in effect on the date of termination) for the remainder of the term of the Goldin Employment Agreement, but in no event less than a 12-month period. In addition, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, all awards theretofore granted to Mr. Goldin under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule. These payments shall be paid over the period of time covered thereby on the Company’s regularly scheduled payroll payment dates.

As per the Goldin Employment Agreement, “cause” is defined as: (i) upon Mr. Goldin’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof; (ii) upon Mr. Goldin’s commission of fraud, embezzlement or gross negligence; (iii) upon Mr. Goldin’s willful or continued failure to perform an act permitted by the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics that is within his material duties under the Goldin Employment Agreement (other than by reason of physical or mental illness or disability) or directives of the Board, or material breach of the terms of the Goldin Employment Agreement or of his non-disclosure and non-competition conditions, in each case, after written notice has been delivered to Mr. Goldin by the Company, and Mr. Goldin’s failure to substantially perform his duties or breach is not cured within fifteen (15) business days after such notice has been given to Mr. Goldin; (iv) upon any misrepresentation by Mr. Goldin of a material fact to or concealment by Mr. Goldin of a material fact from the Company’s Board, Chairman, Chief Executive Officer and/or general counsel; or (v) upon any material violation of the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics.

As per the Goldin Employment Agreement, “good reason” is defined as: upon (i) the Company’s failure to perform its material duties under the Goldin Employment Agreement, which failure has not been cured by the Company within fifteen (15) days of its receipt of written notice thereof from Mr. Goldin; (ii) a reduction by the Company (without the consent of Mr. Goldin, which consent may be revoked at any time) in Mr. Goldin’s base salary, or substantial reduction in the other benefits provided to Mr. Goldin; (iii) the assignment to Mr. Goldin of duties inconsistent with Mr. Goldin’s status as a senior executive officer of the Company; (iv) the relocation of Mr. Goldin’s principal place of employment to a location more than thirty-five (35) miles from its current Newark, New Jersey location or outside of the New York City metropolitan areas; (v) the assignment of duties inconsistent with the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics; (vi) any purported termination of Mr. Goldin s employment not in accordance with the terms of the Goldin Employment Agreement; or (vii) any “Change in Control” of the Company. A “Change in Control” is defined as: if (A) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Howard Jonas, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Howard Jonas, shall acquire in one or a series of transactions, whether through sale of stock or merger, voting securities representing more than 50% of the voting power of all outstanding voting securities of the Company or any successor entity of the Company, or (B) the stockholders of the Company shall approve a complete liquidation or dissolution of the Company.

Potential Post-Employment Payments

Certain of the Company’s executives with employment agreements are entitled under such agreements to payments upon termination.

For Mr. Jonas, the Chairman of the Company’s Board of Directors, if his employment is terminated (i) due to his death or disability, (ii) by the Company with or without cause, or (iii) by Mr. Jonas for any reason, Mr. Jonas (or his beneficiary) shall be entitled to receive all unpaid amounts (A) of annual base salary, if any, to which Mr. Jonas was entitled as of the date of termination and (B) to which Mr. Jonas was then entitled under any employee benefits, perquisites or other reimbursements. In addition, in the event of Mr. Jonas’ death, or if the Company terminates his employment other than for cause, or if Mr. Jonas terminates his employment for good reason, Mr. Jonas (or, in the event of his death, his estate) shall be paid a lump sum payment equal to his bonus for the fiscal year preceding his termination.

For Mr. Pupkin, the Company’s Chief Executive Officer, if his employment is terminated due to his death or disability, Mr. Pupkin (or, in the event of his death, his estate) shall be entitled to receive any accrued or vested compensation, including salary, commission, bonus(es), reimbursement for unpaid and approved business expenses through the date of termination, plus his base salary (at the rate in effect at the time of his death) for the greater of (i) the six month period following Mr. Pupkin’s death or (ii) the remainder of the term of the Pupkin Employment Agreement, not to exceed one year. If Mr. Pupkin’s employment is terminated without cause or should he resign for good reason, Mr. Pupkin shall be entitled to receive a severance payment equal to the greater of $850,000 or his annual base salary (at the rate in effect on the date of termination) for the remainder of the term of the Pupkin Employment Agreement, and all awards theretofore granted to the Mr. Pupkin under the Company’s incentive plans shall immediately vest. If Mr. Pupkin’s employment is not renewed under the Pupkin Employment Agreement, (A) Mr. Pupkin shall be entitled to receive, (1) all accrued or vested compensation, including salary, commission, and bonus(es) through the date of termination, (2) unpaid and approved business expenses through the date of termination, and (3) a severance payment in the amount of Mr. Pupkin’s base salary (at the rate in effect on the date of termination) plus $250,000, which will be paid one-half within five business days of the effective date of Mr. Pupkin’s execution of a release agreement, and one-half in equal payments over the 12-month period following such date of the execution of the release agreement, and (B) and all awards theretofore granted to the Mr. Pupkin under the Company’s incentive plans shall immediately vest.

For Mr. Goldin, the Company’s Chief Financial Officer, if his employment is terminated due to his death or disability, Mr. Goldin (or, in the event of his death, his estate) shall be entitled to receive any accrued or vested compensation, including salary, commission, bonus(es), reimbursement for unpaid and approved business expenses through the date of termination. If Mr. Goldin is terminated by the Company for cause or if Mr. Goldin resigns without good reason, Mr. Goldin shall be entitled to receive accrued or vested compensation, including salary, commission, and bonus(es), and to be reimbursed for unpaid and approved business expenses, through the date of termination. If the Company terminates Mr. Goldin without cause, if Mr. Goldin resigns for good reason, or if the Company does extend the term of the Goldin Employment Agreement, (i) Mr. Goldin shall be paid all accrued or vested compensation, including salary, commission, and bonus(es), and shall be reimbursed for unpaid and approved business expenses, through the date of termination, as well as a severance payment equal to the greater of (i) the amount Mr. Goldin would be entitled to under Company policy applicable to management employees in effect at the time of termination, or (ii) Mr. Goldin’s base salary plus his target bonus under the Goldin Employment Agreement (at the rates in effect on the date of termination) for the remainder of the term of the Goldin Employment Agreement, but in no event less than a 12-month period, and (ii) all awards theretofore granted to Mr. Goldin under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule. These payments shall be paid over the period of time covered thereby on the Company’s regularly scheduled payroll payment dates.

Please see the section above entitled “Employment Agreements” for more details on these payments and the employment agreements of these executive officers, generally.

The following table and related footnotes describe and quantify the amount of post termination payments that would be payable to each of the Named Executive Officers of the Company who have employment agreements in the event of termination of such Named Executive Officer’s employment as of December 31, 2011 under various employment-related scenarios pursuant to the employment Agreements entered into with each of the Named Executive Officers set forth in the table below utilizing a per share stock price of $7.93, the closing market price of the Company’s common stock on December 30, 2011, the last trading day of the Interim Period. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the Named Executive Officer’s age.

Name	Benefit ($)	Death ($)	Disability ($)	By Company w/o Cause ($)	By Company w/ Cause ($)(1)	By NEO w/o Good Reason ($)	By NEO w/ Good Reason ($)
Howard S. Jonas	Accrued Unpaid Salary and Benefits	—	—	—	—	—	—
	Severance	375,000	375,000	375,000	—	—	375,000
	Restricted Stock	—	—	—	—	—	—
	Stock Options	—	—	—	—	—	—

Claude Pupkin	Accrued Unpaid Salary and Benefits	—	—	—	—	—	—
	Severance	600,000	—	1,700,000	—	—	1,700,000
	Restricted Stock	—	—	725,302	—		725,302
	Stock Options	—	—	156,970	—	—	156,970

Avi Goldin	Accrued Unpaid Salary and Benefits	—	—	—	—	—	—
	Severance	—	—	475,000	—	—	475,000
	Restricted Stock	—	—	—	—	—	—
	Stock Options	—	—	—	—	—	—

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid or awarded to our Named Executive Officers by IDT or the Company during Fiscal 2011 and the Interim Period, which is from August 1, 2011 to December 31, 2011. Prior to the spin-off, all of the Named Executive Officers were employees of IDT and all compensation for periods prior to the spin-off disclosed in the table below was paid by IDT for services provided by the Named Executive Officers to our business segments and other units of IDT. In the Interim Period, the Named Executive Officers were awarded bonuses by the Company based on certain accomplishments during Fiscal 2011 as more fully described in the Compensation Discussion and Analysis section above.

Name and Principal Position	Fiscal Year/Interim Period	Salary ($)		Bonus ($)	Stock Awards ($)(1)(2)		Option Awards ($)(1)		All other Compensation ($)		Total ($)
Howard S. Jonas Chairman of the Board(3)	Interim Period	$14,807		$400,000	$376,750	(4)	$—		$—		$791,557
	Fiscal 2011	$36,004	(5)	$375,000	$—		$—		$350	(6)	$436,394
	Fiscal 2010	$35,000	(5)	$350,000	$—		$—		$—		$385,000
	Fiscal 2009	$347,740	(7)	$925,000	$3,743,002	(8)	$—		$3,217	(9)	$5,016,959

Claude Pupkin Chief Executive Officer(10)	Interim Period	$222,885		$325,000	$256,622	(11)	$155,471	(12)	$—		$959,978
	Fiscal 2011	$485,000		$225,000	$1,514,160		$—		$2,450	(13)	$2,226,610
	Fiscal 2010	$485,000		$200,000	$—		$—		$—		$685,000

Geoffrey Rochwarger Vice Chairman(14)	Interim Period	$226,311		$464,872	$256,622		$155,471	(15)	$12,515	(16)	$1,115,791
	Fiscal 2011	$528,650		$517,675	$1,514,160		$—		$14,500	(16)	$2,574,985

Avi Goldin Chief Financial Officer	Interim Period	$86,385		$26,250	$82,488	(17)	$49,974		$—		$245,097
	Fiscal 2011	$175,000		$20,000	$140,200		$—		$—		$335,200

(1)	The amounts shown in this column reflect the aggregate grant date fair value of stock option and restricted stock awards computed in accordance with FASB ASC Topic 718. In valuing such awards, Genie made certain assumptions. For a discussion of those assumptions, please see Note 5 to Genie’s Consolidated Financial Statements included in Genie’s Transition Report on Form 10-Q for the Fiscal Year ended December 31, 2011.

(2)	Mr. Jonas received grants of stock in lieu of base compensation for certain periods including Fiscal 2011. Because such grant was made prior to Fiscal 2011, its value is not reflected in the table for that year. Prior to the entry into of an Amended Employment Agreement between IDT Corporation and Mr. Jonas, Mr. Jonas’ annual base compensation was set by IDT’s Board of Directors and Compensation Committee at $865,000, although prior to effectiveness of that agreement, Mr. Jonas had only accepted payment of base compensation at an annual rate of $750,000. The Amended Employment Agreement provides that Mr. Jonas’ compensation for all periods not covered by the equity grant was to be $1 million per annum.
(3)	Mr. Jonas has served as Chief Executive Officer of IDT since October 22, 2009. Mr. Jonas did not receive compensation for his role as a director of IDT nor will he be compensated by the Company for his role as the Company’s director.
(4)	Does not include 2,059,760 shares of Restricted Stock (with a grant date value of $18,640,828) granted to Mr. Jonas upon the spin-off of the Company from IDT in respect of IDT Corporation Restricted Stock then held by Mr. Jonas. Such IDT Restricted Stock is reflected as compensation in prior periods and there was no additional value granted to Mr. Jonas in respect thereof upon the spin-off.
(5)	Amounts listed as base salary for Mr. Jonas in fiscal 2010 and 2011 were amounts paid in order to facilitate the provision of employee benefits to Mr. Jonas and allow for salary deductions to pay the employee portion of the costs thereof by Mr. Jonas under Company policy. Such amounts were deducted from Mr. Jonas’ bonus compensation and the amounts shown under Bonus compensation are the amounts actually received for the periods, when the amounts determined for Mr. Jonas were actually higher by the cash salary amounts.
(6)	IDT Corporation’s matching contribution to Mr. Jonas’ IDT stock account established under the IDT 401(k) plan.
(7)	Consists of cash compensation from August 1, 2008 through December 31, 2008 pursuant to Mr. Jonas’ Amended Employment Agreement with IDT, which sets forth an annual base salary of $856,000 through October 31, 2008, an annual base salary of $750,000 from November 1, 2008 through December 31, 2008 and an annual base salary of $1 million for all other periods not covered by the stock grant described in this note. Mr. Jonas’ salary from January 1, 2009 to July 31, 2009 was paid in the form of restricted IDT common stock and restricted IDT Class B common stock as reflected in the Stock Awards column above.
(8)	Grant of 1,176,427 shares of IDT Class B common stock and 883,333 shares of IDT common stock in connection with Mr. Jonas’ IDT employment agreement.
(9)	Represents $1,492 paid for life insurance premiums, and a $1,725 matching contribution to Mr. Jonas’ IDT stock account established under the IDT Corporation 401(k) plan and invested in IDT’s stock.
(10)	Mr. Pupkin also served as the Company’s Chief Financial Officer from inception to August 2011.
(11)	Does not include 54,000 shares of Restricted Stock (with a grant date value of $488,700) granted to Mr. Pupkin upon the spin-off of the Company from IDT in respect of IDT Corporation Restricted Stock then held by Mr. Pupkin. Such IDT Restricted Stock is reflected as compensation in prior periods and there was no additional value granted to Mr. Pupkin in respect thereof upon the spin-off.
(12)	Does not include options in the amount of $11,497 granted to Mr. Pupkin by virtue of Mr. Pupkin’s ownership of IDT options in connection with IDT Corporation’s pro-rata spin-off of the Company.
(13)	IDT Corporation’s matching contribution to Mr. Pupkin’s IDT stock account established under the IDT 401(k) plan.
(14)	Mr. Rochwarger served as the Company’s Chief Executive Officer from inception to August 2011.
(15)	Does not include options in the amount of $11,873 granted to Mr. Rochwarger by virtue of Mr. Rochwarger’s ownership of IDT options in connection with IDT Corporation’s pro-rata spin-off of the Company.
(16)	Car, fuel, phone and internet expenses paid by the Company on behalf of Mr. Rochwarger.
(17)	Does not include 5,000 shares of Restricted Stock (with a grant date value of $45,250) granted to Mr. Goldin upon the spin-off of the Company from IDT in respect of IDT Corporation Restricted Stock then held by Mr. Goldin. Such IDT Restricted Stock is reflected as compensation in prior periods and there was no additional value granted to Mr. Goldin in respect thereof upon the spin-off.

Grants of Plan-Based Awards

The following table provides information on grants of awards made to our Named Executive Officers in Fiscal 2011 and the Interim Period.

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Claude Pupkin	10/28/11	54,000	(1)	—	—	488,700
	11/3/11	37,463		—	—	256,622
	11/3/11	—		37,463	6.85	155,471
	11/3/11	—		2,963	6.85	11,497
Avi Goldin	10/28/11	5,000	(1)	—	—	45,250
	11/3/11	12,042		—	—	82,488
	11/3/11	—		12,042	6.85	49,974
Howard Jonas	10/28/11	2,059,760	(2)	—	—	18,640,828
	11/3/11	55,000		—	—	376,750
Geoffrey Rochwarger
	11/3/11	37,463		—	—	256,622
	11/3/11	—		37,463	6.85	155,471
	11/3/11	—		3,885	6.85	11,873

(1)	The amounts shown reflect the Restricted Stock granted to the Named Executive Officers in respect to the IDT Corporation Restricted Stock granted in Fiscal 2011 and do not constitute compensation in the Interim Period.
(2)	The amounts shown reflect the Restricted Stock granted to the Named Executive Officer in respect to the IDT Corporation Restricted Stock granted in prior periods and do not constitute compensation in the Interim Period.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the current holdings of stock options and unvested restricted stock and DSUs by our Named Executive Officers at December 31, 2011.

Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Claude Pupkin	11/3/11	2,074	—	6.85	11/06/17	—		—
	11/3/11	889	—	6.85	4/23/17	—		—
	11/3/11	—	37,463	6.85	11/02/21	—		—
	—	—	—	—	—	91,463	(4)	725,302
Geoffrey Rochwarger	11/3/11	889	—	6.85	04/15/12	—		—
	11/3/11	2,996	—	6.85	04/23/17	—		—
	11/3/11	—	37,463	6.85	11/02/21	—		—
	—	—	—	—	—	37,463	(5)	725,302
Howard Jonas	—	—	—	—	—	2,114,760	(6)	16,770,047
Avi Goldin	11/3/11	—	12,042	6.85	11/02/21	—		—
	—	—	—	—	—	17,042	(7)	135,143

(1)	The market value of unvested Class B restricted stock (and for Mr. Rochwarger, Deferred Stock Units) is calculated by multiplying the number of unvested stock and DSUs held by the applicable named executive officer by the closing price of our Class B common stock on December 30, 2011 (the last trading day of the Interim Period), which was $7.93.
(2)	All options listed in this column of the table that were granted by virtue of options held to purchase IDT Corporation Class B common stock in connection with IDT Corporation’s pro-rata spin-off of the Company are fully vested.

(3)	All options listed in this column of the table will vest as follows: one-third each on November 3, 2012, November 3, 2013 and November 3, 2014.
(4)	18,000 shares vested on January 5, 2012, 18,000 shares will vest on each of January 5, 2013 and 2014, 12,487 shares will vest on November 3, 2012 and 12,488 shares will vest on each of November 3, 2013 and 2014.
(5)	12,487 shares will vest on November 3, 2012 and 12,488 shares will vest on each of November 3, 2013 and 2014.
(6)	568,181 shares vested on January 15, 2012, 1,491,579 shares will vest on December 31, 2013, 18,333 shares will vest on each of November 3, 2012 and 2013 and 18,334 shares will vest on November 3, 2014.
(7)	1,667 shares vested on January 5, 2012, 1,667 shares will vest on January 5, 2013, 1,666 shares will vest on January 5, 2014 and 4,014 shares will vest on each of November 3, 2012, 2013 and 2014.

Except as provided for in agreements that the Company may enter into with its executive officers, any bonus compensation to executive officers will be determined by our Compensation Committee based on factors it deems appropriate, including the achievement of specific performance targets and our financial and business performance.

We adopted our 2011 Stock Incentive Plan to provide equity compensation to our Board of Directors, our management and our employees and consultants. Except as described in this paragraph and the grants set forth in the table above, we have not committed to make any grants under such plan. We have entered into an agreement with Liore Alroy, who serves as our Deputy Chairman in a non-executive strategic advisor capacity, pursuant to which, he was granted options, to purchase 227,183 shares of our Class B common stock. We have also agreed with Jeff Hendler, IDT Energy’s Chief Commercial Officer, pursuant to which, he was granted 22,000 shares of restricted Class B common stock and options to purchase 22,000 shares of Class B common stock. In conjunction with the spin-off, approximately 2.4 million shares of our Class B common stock were distributed to holders of unvested restricted shares of Class B common stock of IDT, which are similarly restricted. In addition, we issued options to purchase 50,000 shares of our Class B common stock in respect of outstanding options to purchase shares of Class B common stock of IDT. Such restricted shares and options were issued under the plan.

In addition, following the end of the Interim Period, certain subsidiaries of the Company adopted equity compensation plans to incentivize key personnel at those specific subsidiaries and reward such individuals for the success of those operations. The Company grants equity interest in certain of its subsidiaries in order to further align the interests of officers with the Company’s stockholders in those areas of our businesses where they play a direct role in performance.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended By-Laws, the authorized number of directors on the Board of Directors is between three and seventeen, with the actual number to be set, up to that limit, by the Board of Directors from time to time. The Board of Directors has set the number of directors on the Board of Directors at six. There are currently six directors on the Board of Directors. The current terms of all of the directors expire at the Annual Meeting. All six directors are standing for re-election at the Annual Meeting.

The nominees to the Board of Directors are Howard S. Jonas, James A. Courter, W. Wesley Perry, Allan Sass, Alan Rosenthal and Irwin Katsof, each of whom has consented to be named in this proxy statement and to serve if elected. Each of the nominees is currently serving as a director of the Company. Brief biographical information about the nominees for directors is furnished below.

Each of these director nominees is standing for election for a term of one year until the 2013 Annual Meeting, or until his successor is duly elected and qualified or until his earlier resignation or removal. A majority of the votes cast at the Annual Meeting shall elect each director. Stockholders may not vote for more than six persons, which is the number of nominees identified herein. The following pages contain biographical information and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning particular experience, qualifications, attributes and/or skills that the Nominating Committee and the Board of Directors considered when determining that each nominee should serve as a director.

Howard S. Jonas has served as Chairman of Genie since January, 2011 and Co-Vice Chairman of Genie Energy International Corporation since September 2009. Mr. Jonas founded IDT in August 1990, and has served as Chairman of IDT’s Board of Directors since its inception. Mr. Jonas has served as Chief Executive Officer of IDT since October 2009 and from December 1991 until July 2001. Mr. Jonas served as President of IDT from December 1991 through September 1996, and as Treasurer of IDT from inception through 2002. Mr. Jonas has served as the Chairman of the Board of CTM Media Holdings, Inc. since August 2009. Mr. Jonas has also served as the Vice Chairman of the Board of Directors of IDT Telecom from December 1999 to April 2008, as Co-Chairman since April 2008, and as a director of IDT Capital since September 2004. Mr. Jonas served as Co-Chairman of the Board of Directors of IDT Entertainment from November 2004 until August 2006. From August 2006 until August 2011, Mr. Jonas served as a director of Starz Media Holdings, LLC, Starz Media, LLC and Starz Foreign Holdings, LLC, each of which is a subsidiary of Liberty Media Corporation. In addition, Mr. Jonas has been a director of IDT Energy since June 2007 and a director of American Shale Oil Corporation since January 2008. Mr. Jonas is also the founder and has been President of Jonas Media Group (f/k/a Jonas Publishing) since its inception in 1979. Mr. Jonas was the Chairman of the Board of Directors of Net2Phone from October 2001 to October 2004, the Vice Chairman of the Board of Directors of Net2Phone from October 2004 to June 2006, and has served as the Chairman of Net2Phone since June 2006. Mr. Jonas received a B.A. in Economics from Harvard University.

Key Attributes, Experience and Skills:

As founder of the Company and Chairman of the Board since its inception, Mr. Jonas brings extensive and detailed knowledge of all aspects of our Company and each industry it is involved in to the Board. In addition, having Mr. Jonas on the Board provides our Company with effective leadership.

James A. Courter has served as Vice Chairman of the Board and director of Genie since August 2011. Mr. Courter served as President of IDT from October 1996 until July 2001, and as Chief Executive Officer from August 2001 to October 2009. Mr. Courter served as a director of IDT from March 1996 to October 2011and served as Vice Chairman of the Board of Directors of IDT from March 1999 to October 2011. Mr. Courter has served as Co-Vice Chairman of the board of directors of Genie Energy International Corporation since September 2009. In addition, from December 1999 to October 2009, Mr. Courter served as a director of IDT Telecom and as a director of Net2Phone, and served as a director of IDT Capital from September 2004 to October 2009. Mr. Courter served as the Vice Chairman of IDT Entertainment from November 2003 to August 2006. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert & Cohen since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President’s Defense Base Closure and Realignment Commission. Mr. Courter also serves as a director of The Berkeley School. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

Key Attributes, Experience and Skills:

Mr. Courter’s experience as a U.S. Congressman for twelve years positions him to provide guidance in government relations. Moreover, Mr. Courter’s fourteen year tenure with IDT (eight of which was as Chief Executive Officer) affords him extensive knowledge of our various businesses, and experience running of a company with diverse holdings and operations. Mr. Courter also brings leadership oversight to the Board.

W. Wesley Perry has served as a director of the Company since October 2011. He has also served as a director of GEIC since September 2009. Mr. Perry served as a director of IDT Corporation from September 2010 to October 2011. Mr. Perry owns and operates S.E.S. Investments, Ltd., an oil and gas investment company since 1993. He has served as CEO of E.G.L. Resources, Inc. since July 2008 and served as its President from 2003 to July 2008. Mr. Perry has served as Chairman of the board of directors of Genie Energy International Corporation since September 2009. Mr. Perry has been a director of United Trust Group (OTC:UTGN) since June 2001 and has served on its Audit Committee since June 2002. He has served as a director of American Capitol Insurance Company and Texas Imperial Life Insurance Company since 2006. He served as a director of Western National Bank from 2005 to 2009. Mr. Perry served as an at-large councilperson on the Midland City Council from 2002 to 2008. He is currently the Mayor of Midland, Texas, first elected in November 2007. He is the President of the Milagros Foundation and a board member of the Abel-Hangar Foundation. He has a Bachelor of Science degree in Engineering from University of Oklahoma.

Key Attributes, Experience and Skills:

Mr. Perry’s history in the oil and gas industry demonstrates his significant experience in and knowledge of our unconventional oil and gas business. Mr. Perry’s strong financial background, including his service as chairman of the audit committee of United Trust Group, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance and accounting.

Allan Sass, PhD has served as a director of the Company since October 2011. Mr. Sass is the former President and Chief Executive Officer of Occidental Oil Shale Corporation, a subsidiary of Occidental Petroleum. He is a member of the Editorial Board of the technical journal, In-Situ. Mr. Sass has a Bachelor of Science in Chemical Engineering from Cooper Union and a Master of Science and PhD in Chemical Engineering from Yale University.

Key Attributes, Experience and Skills:

Mr. Sass’ history in the oil shale industry demonstrates his significant experience in and knowledge of our unconventional oil and gas business. His extensive scientific background and significant experience in the oil shale industry provides assistance in the oversight of the Company’s oil shale business, in particular the Company’s research and development efforts.

Alan B. Rosenthal has served as a director of the Company since October 2011. Dr. Rosenthal is the founding and managing partner of ABR Capital Financial Group LLC, an investment fund, founding partner and owner of NorthStar Travel, founding partner of Alaska Business Monthly and founding partner and owner of Master Dental Alliance. Dr. Rosenthal is an assistant clinical professor of Micro-Neurosurgical Treatment of Oral Pathology at New York University. Dr. Rosenthal is a board member of Yeshiva University and served on the board of directors of IDT Corporation from 1994–1996. He has a Bachelors of Science from Rutgers University and a DMD from the University of Pennsylvania.

Key Attributes, Experience and Skills:

Dr. Rosenthal’s strong financial background as founding partner and owner of various businesses and provides financial expertise to the Board, including an understanding of financial statements, corporate finance and accounting.

Irwin Katsof has been director of the Company since March 2012. Mr. Katsof has been a director of CTM Media Holdings, Inc. since October 2010. In 2012, Mr. Katsof founded and currently serves as the managing partner of Katsof Energy Consultants. From 2006 to 2011, Mr. Katsof was a partner at Doheny Global Group, a company actively developing renewable energy and real estate projects throughout Central and Eastern Europe. In 2011, Mr. Katsof was appointed by the United States Secretary of Commerce Gary Locke and Ambassador Ron Kirk, the United States Trade Representative to be part of a select group of energy executives to serve on the United States Commerce Department Trade Advisory Board (ITAC 6) to advise the United States Government on International Energy Trade Policy. Since 2009, Mr. Katsof has been associated in various capacities, with New Biomass Energy LLC, an entity that manufactures torrefied wood, a renewable biomass alternative to coal in the United States and Europe. Mr. Katsof is also the Founder, President and past CEO of Global Capital Associates where he developed business and marketing strategy for the company, which provides business development and networking services. From January 2007 to December 2007, Mr. Katsof was the Founder and Chairman of World Congress of Christians, Jews and Muslims International foundation. From January 2004 to December 2006, Mr. Katsof was Founder, Chairman and President of Global Foundation for

Democracy International foundation. From January 2001 to December 2005, Mr. Katsof was the Founder and Executive Officer for Words Can Heal International. Mr. Katsof was also Founder and Executive Director of The Jerusalem Fund from April 1995 to December 2005. Mr. Katsof received his BA in Psychology and Organizational Development from Loyola College — Concordia University, Montreal and his Rabbinical Ordination from Yeshivat Aish Hatorah, Jerusalem. Mr. Katsof also completed his Series 7 exams.

Key Attributes, Experience and Skills:

Mr. Katsof’s qualifications to serve on our Board include his leadership, motivational and entrepreneurial skills as the founder of his own companies and co-leader of numerous missions with the United States Department of Commerce to various countries discussing alternative energy, as well as his experience developing global business strategies and experience in the alternative energy industry.

The Board of Directors has no reason to believe that any of the persons named above will be unable or unwilling to serve as a director, if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE.

Directors, Director Nominees, Executive Officers and Key Personnel

The executive officers, directors, director nominees and certain key personnel of the Company are as follows:

Name	Age	Position
Howard S. Jonas	55	Chairman of the Board of Directors, Director, Director Nominee and Named Executive Officer
Claude Pupkin	50	Chief Executive Officer and Named Executive Officer
Avi Goldin	34	Chief Financial Officer and Named Executive Officer
Geoffrey Rochwarger	41	Vice Chairman and Named Executive Officer
Ira Greenstein	51	President
James A. Courter	70	Vice Chairman of the Board of Directors, Director and Director Nominee
W. Wesley Perry	55	Director and Director Nominee
Allan Sass	72	Director and Director Nominee
Alan B. Rosenthal	58	Director and Director Nominee
Irwin Katsof	57	Director and Director Nominee
Liore Alroy	44	Deputy Chairman
Alan K. Burnham	61	Chief Technology Officer, AMSO, LLC
Harold Vinegar	62	Chief Scientist, IEI

Set forth below is biographical information with respect to the Company’s current executive officers and key personnel except Howard S. Jonas, whose information is set forth above under Proposal No. 1:

Claude Pupkin has served as Chief Executive Officer of Genie since August 2011 and served as Executive Vice President of IDT Corporation from December 2008 through October 2011. He has also served as Chief Financial Officer of Genie Energy International Corporation since September 2009 and as President, Treasurer and Secretary of AMSO LLC since April 2008. Mr. Pupkin joined IDT in January 2003 and has held several positions with IDT and its affiliates. Previously, Mr. Pupkin served as IDT’s Senior Vice President of Corporate Development. Before joining the parent company, Mr. Pupkin was the Executive Vice President of Finance and Corporate Development for Net2Phone, which was a publicly-traded affiliate of IDT that was fully acquired by IDT in March 2006. In that role, Mr. Pupkin led a follow-on public equity offering for Net2Phone in 2003. Prior to joining Net2Phone, Mr. Pupkin’s career included more than 17 years of finance, investment banking and accounting experience. Immediately prior to joining Net2Phone, Mr. Pupkin led JP Morgan Chase’s Latin America Telecommunications, Media and Technology Investment Banking business. He also worked for several years at Morgan Stanley & Co. and Citibank as an investment banker, assisting companies in raising capital from the debt and equity markets and executing strategic transactions. He began his professional career as a CPA with Ernst & Young (formerly Ernst & Whinney). Mr. Pupkin holds an MBA from The Wharton School of the University of Pennsylvania, an MA in International Studies from the University of Pennsylvania and a Bachelors Degree in Accounting from the University of Maryland, College Park where he graduated Summa Cum Laude. Mr. Pupkin is fluent in Spanish and Portuguese.

Avi Goldin has served as Chief Financial Officer of Genie since August 2011 and served as Vice President of Corporate Development of IDT Corporation from May 2009 through October 2011. Mr. Goldin originally joined IDT in January 2004 and held several positions within IDT and its affiliates before leaving to join CayComm Media Holdings, a privately backed telecommunications acquisition fund, where he served as Vice President, Finance. Mr. Goldin rejoined IDT in May 2009 as Vice President of Corporate Development. Prior to joining IDT, Mr. Goldin served as an Investment Analyst at Dreman Value Management, a $7 billion asset management firm and an Associate in the Satellite Communications group at Morgan Stanley & Co. Mr. Goldin holds an MBA from the Stern School of Business of New York University, a BA in Finance from the Syms School of Business of Yeshiva University and is a Chartered Financial Analyst (CFA).

Geoffrey Rochwarger has served as Vice Chairman of Genie since August 2011, and has served as Chief Executive Officer of IDT Energy since January 2007 and as Chairman of IDT Energy since June 2007. From 2004 to 2009, Mr. Rochwarger served as President and Director of IDT Capital, Inc., the then business incubator for IDT. Prior to 2004, Mr. Rochwarger has held various executive officer positions at IDT Corporation and its affiliates. Mr. Rochwarger received a B.A. in Economics and Psychology at Yeshiva University in 1992. Mr. Rochwarger is not a member of the Board of Directors of the Company.

Ira Greenstein has served as President of Genie since December 2011. Mr. Greenstein currently also serves as Counsel to the Chairman of IDT Corporation and had served as the President of IDT from August 2001 until December 2011. He also was a Director of IDT from December 2003 until December 2006. Prior to joining IDT, Mr. Greenstein was a partner in the law firm of Morrison & Foerster LLP from February 1997 to November 1999, where he served as the Chairman of that firm’s New York

Office’s Business Department. Concurrently, Mr. Greenstein was General Counsel and Secretary of Net2Phone from January 1999 to November 1999. Prior to 1997, Mr. Greenstein was an associate in the New York and Toronto offices of the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Greenstein also served on the Securities Advisory Committee and as secondment counsel to the Ontario Securities Commission. Mr. Greenstein serves on the Boards of Directors of Document Security Systems, Inc. (AMEX:DSS), Ohr Pharmaceuticals, Inc. (OTC:OHRP.OB), NanoVibronix, Inc. and Regal Bank of New Jersey. Mr. Greenstein received a B.S. from Cornell University and a J.D. from Columbia University Law School.

Liore Alroy has served as our Deputy Chairman since October 2011. Mr. Alroy has also served as Deputy Chairman of IDT Corporation since October 2011. Mr. Alroy served as an Executive Vice President of IDT from December 2007 to October 2011. Mr. Alroy has served as the Chief Executive Officer, President and Co-Chairman of IDT Telecom from April 2008 to October 2011. From October 2004 through October 2011, he served as the Chief Executive Officer and a Director of Net2Phone, which was an affiliate of IDT that was fully acquired by IDT in March 2006. Mr. Alroy joined IDT in 2001 and served in various capacities with IDT and its affiliates, including as a Senior Vice President for Strategic Initiatives. He is a graduate of Cornell University and Columbia University Law School. Mr. Alroy is not a member of the Board of Directors of the Company.

Alan K. Burnham, PhD has served as Chief Technology Officer, American Shale Oil, LLC since March 2008. Prior to his position as CTO of AMSO, LLC, Dr. Burnham was employed at the Livermore National Laboratory (LLNL) in the areas of oil shale processing, petroleum geochemistry, laser fusion targets and large optics for the National Ignition Facility, and energetic materials. Dr. Burnham has published three patents and approximately 250 journal articles, conference proceedings, and publicly available LLNL technical reports. He has been active in numerous professional societies and won a Federal Laboratory Consortium award for excellence in technology transfer in 1990. Dr. Burnham received his BS in Chemistry from Iowa State University and a PhD in Physical Chemistry from the University of Illinois at Champaign-Urbana.

Harold Vinegar, PhD has served as Chief Scientist of IEI since December 2008. Prior to his position as Chief Scientist of IEI, Dr. Vinegar was Chief Scientist, Physics, of Royal Dutch Shell. Dr. Vinegar spent 32 years at Shell’s Bellaire Technology Center in Texas working on novel hydrocarbon exploration and production technologies. Dr. Vinegar has spent almost 30 years in developing novel thermal recovery processes to unconventional resources. Dr. Vinegar is a co-inventor of Shell’s In situ Conversion and In situ Upgrading Processes (ICP and IUP) that have been piloted successfully in Colorado oil shale and Alberta tar sands. Dr. Vinegar was elected a Fellow of the American Physical Society in 1999, cited “for contributions to the science and technology of oil exploration and environmental remediation, particularly thermal methods for extracting hydrocarbons from the ground and for applications of NMR methods to well logging.” In addition, Dr. Vinegar has published over 270 patents and 50 publications in fields such as the complex conductivity of shaly sands; Xray CT, NMR spectroscopy and NMR imaging of cores; NMR well logging; microseismic imaging of hydraulic fractures; and wireless power and communications for intelligent wells. In 2005, Dr. Vinegar was elected to the National Academy of Engineering. Dr. Vinegar received his BA in Physics from Columbia University and his MA and PhD degrees in physics from Harvard University.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to cast an advisory vote on the compensation of the “Named Executive Officers” identified in the 2011 Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement. This vote is advisory and not binding on the Company; however, it will provide feedback concerning our executive compensation program.

As noted in the Compensation Discussion and Analysis, or “CD&A,” included in the “Executive Compensation” section of this Proxy Statement, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is designed to attract and retain qualified and motivated personnel and align their interests with the short-term and long-term goals of the Company and with the best interests of our stockholders. Our compensation philosophy is to provide compensation to attract the individuals necessary for our current needs and growth initiatives, and provide them with the proper incentives to motivate those individuals to achieve our long-term plans.

The three broad components of our executive officer compensation are base salary, annual cash incentive bonuses awards, and long term equity-based incentive awards. The Compensation Committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers in the context of our overall compensation policy. Additionally, the Compensation Committee, in conjunction with our board, reviews the relationship of executive compensation to corporate performance generally and with respect to specific enumerated goals that are established by the Compensation Committee early in each fiscal year. The Compensation Committee believes that our current compensation plans are competitive and reasonable.

Further details concerning how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the Compensation, Discussion and Analysis above. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

Prior to the spin-off, all of the Named Executive Officers were employees of IDT Corporation and all compensation for fiscal year 2011 (as well as in the period up to the consummation of the spin-off on October 28, 2011) disclosed in the summary compensation table was paid by IDT Corporation for services provided by the Named Executive Officers to our business segments and other units of IDT Corporation.

The pre-spin-off compensation of Howard Jonas and Claude Pupkin were set by the Compensation Committee of the Board of Directors of IDT Corporation after discussions with management about the recommended levels and components of compensation for each of the individuals. The historical compensation of Messrs. Rochwarger and Goldin were set by the management of IDT Corporation. Post spin-off, compensation of all such individuals from the Company was set by our Compensation Committee.

Stockholders are urged to read the Compensation, Discussion and Analysis and other information in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee and the Board of Directors believe that the information provided in that section demonstrates that our executive compensation program aligns our executives’ compensation with Genie’s short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Genie’s long-term success. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Genie Energy Ltd. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote. The Compensation Committee will consider stockholders’ concerns and take them into account in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS STATED IN THE ABOVE RESOLUTION.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to seeking our stockholders’ advisory vote on the compensation of our Named Executive Officers, we are asking our stockholders to express a preference as to how frequently future advisory votes on executive compensation should take place. As required by Section 14A of the Securities Exchange Act of 1934, we are giving stockholders the opportunity to express a preference to cast such advisory votes annually, every two years or every three years; shareholders also have the option to abstain from voting on this matter. For the reasons discussed below, the Board of Directors recommends that advisory votes on executive compensation take place every three years.

The Board believes that a vote every three years provides adequate assurance that the Board of Directors and the Compensation Committee remain accountable for executive compensation decisions on a frequent basis.

Accordingly, our Board believes that an advisory vote every three years is preferable, as it would foster a long-term approach to evaluating our executive compensation program while maintaining accountability for executive compensation decisions. If a plurality of the votes cast on this matter at the Annual Meeting is cast in favor of advisory votes on executive compensation every three years, the Company would adopt this approach. On this basis, the next advisory vote on executive compensation, would take place at the Company’s 2015 Annual Meeting.

Although the frequency vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Board and the Compensation Committee will consider stockholders’ views and take them into account in determining the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT “THREE YEARS” ON THE PROPOSAL CONCERNING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012

Zwick and Banyai, PLLC (“Zwick”) was the Company’s independent registered public accounting firm for Fiscal 2011 and for the Interim Period and has served the Company as its independent registered public accounting firm since the Company’s formation in January 2011. On March 19, 2012, the Company notified Zwick that the Company was dismissing Zwick as its independent registered public accounting firm, effective immediately. The Audit Committee approved the dismissal of Zwick as the Company’s independent registered public accounting firm on March 19, 2012.

On March 19, 2012, the Company engaged Grant Thornton LLP (“Grant Thornton”) to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the remainder of calendar year 2012 and to issue a report on our calendar year 2012 financial statements. The decision to engage Grant Thornton was approved by the Audit Committee. During the Company’s two most recent fiscal years, the Interim Period and the subsequent interim period through March 19, 2012, the Company did not consult Grant Thornton with respect to any of the matters or events listed in Regulation S-K Item 304(a)(2).The Company therefore is not asking stockholders to ratify at the Annual Meeting the appointment of Grant Thornton LLP or any other firm as the Company’s independent registered public accounting firm for the Fiscal Year ending December 31, 2012.

Zwick’s report on the Company’s consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years, Interim Period and the subsequent period through March 19, 2012, there were no disagreements between the Company and Zwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Zwick, would have caused Zwick to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for such years.

During the two most recent fiscal years and the subsequent interim period through March 19, 2012, there were no “reportable events”, as defined in Regulation S-K Item 304(a)(1)(v).

The Company had previously provided Zwick with a copy of the above disclosures and requested that Zwick furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree. A copy of the letter from Zwick was filed as an exhibit to Form 8-K filed with the Securities and Exchange Commission by the Company on March 22, 2012.

We expect that representatives for Grant Thornton will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as they may desire.

Audit and Non-Audit Fees

The following table presents fees billed for professional services rendered by Zwick and Banyai, PLLC for the Fiscal Year ended July 31, 2011 and the Interim Period.

Fiscal Year Ended December 31	Interim Period	Fiscal 2011
Audit Fees(1)	$19,550	$38,408
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$19,550	$38,408

(1)	Audit fees for fiscal 2011 were principally for audit work performed on the consolidated financial statements for the fiscal year ended July 31, 2011. Audit Fees for the Interim Period consist of fees for the review of the Company’s financial statements.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Zwick and Banyai.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm, and all such services were approved by the Audit Committee for the Interim Period following the spin-off.

The Audit Committee assesses requests for services by the independent registered public accounting firm using several factors. The Audit Committee will consider whether such services are consistent with the PCAOB’s and SEC’s rules on auditor independence. In addition, the Audit Committee will determine whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service based upon the members’ familiarity with the Company’s business, people, culture, accounting systems, risk profile and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee’s function is more fully described in its charter, which can be found on the Company’s website at genie.com/governance.php. The Committee reviews its charter on an annual basis. The Board of Directors annually reviews the NYSE listing standards’ definition of independence for Audit Committee members and has determined that each member of the Committee meets that standard. The Board of Directors has also determined that W. Wesley Perry qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for Fiscal 2011 and for the Interim Period ended December 31, 2011, Zwick and Banyai, PLLC, is responsible for performing independent audits of the consolidated financial statements for Fiscal 2011 and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The Committee has reviewed and discussed with the Company’s management the financial statements of the Company for the Interim Period ended December 31, 2011, as well as the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2011, and has discussed with Zwick and Banyai, PLLC the matters required to be discussed by the Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, Zwick and Banyai, PLLC has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Zwick and Banyai, PLLC its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Transition Report on Form 10-Q for the Interim Period ended December 31, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS

W. Wesley Perry — Chairman and Financial Expert
Allan Sass
Alan Rosenthal

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Act, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report, as well as any charters op policies referenced within this Proxy Statement, shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Act or under the Exchange Act.

OTHER INFORMATION

Submission of Proposals for the 2013 Meeting of Stockholders

Stockholders who wish to present proposals for inclusion in the Company’s proxy materials in connection with the 2013 annual meeting of stockholders must submit such proposals in writing to the Corporate Secretary of the Company at 550 Broad Street, Newark, New Jersey 07102, which proposals must be received at such address no later than December 8, 2012. In addition, any stockholder proposal submitted with respect to the Company’s 2013 annual meeting of stockholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Exchange Act and, therefore, will not be included in the relevant proxy materials, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if written notice thereof is received by the Company’s Corporate Secretary after February 20, 2013.

Availability of Transition Report on Form 10-Q and Additional Historical Financial Information

Additional copies of the Company’s 2011 Transition Report on Form 10-Q and Additional Historical Financial Information may be obtained by contacting Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 550 Broad Street, Newark, NJ 07102, or may be requested through the Investor Relations section of our website: http://genie.com/investor_relations.php under the Request Info tab.

Other Matters

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies granted will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Joyce Mason
Corporate Secretary

April 5, 2012

ANNUAL MEETING OF STOCKHOLDERS OF
GENIE ENERGY LTD.

May 16, 2012

Important Notice Regarding the Availability of Proxy Materials for the Genie Energy Ltd.
Stockholders Meeting to be Held on May 16, 2012:

The Notice of Annual Meeting and Proxy Statement, the 2011 Transitional Report and Additional Historical Financial Information are available at:

www.genie.com/ir

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” THE LISTED NOMINEES, “FOR” PROPOSAL 2 AND FOR

“THREE YEARS” ON PROPOSAL 3.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Election of Directors: NOMINEES:				2. Advisory vote on executive compensation. 3. Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐
James A. Courter	☐	☐	☐
Howard S. Jonas	☐	☐	☐		1 Yr	2 Yrs	3 Yrs	ABSTAIN
Irwin Katsof	☐	☐	☐		☐	☐	☐	☐
W. Wesley Perry	☐	☐	☐
Alan Rosenthal	☐	☐	☐
Allan Sass	☐	☐	☐

 The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting and Proxy Statement, the 2011 Transitional Report and the Additional Historical Financial Information.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date: , 2012	Signature of Stockholder	Date: , 2012

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Electronic Distribution

If you would like to receive future GENIE ENERGY LTD. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENIE ENERGY LTD.
550 Broad Street, Newark, New Jersey 07102
(973) 438-3500
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2012

The undersigned appoints Claude Pupkin and Joyce J. Mason, or either one of them, as the proxy of the undersigned with full power of substitution to attend and vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Genie Energy Ltd. to be held at the Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029  on May 16, 2012 at 10:30 a.m., and any adjournment or postponement of the Annual Meeting, according to the number of votes the undersigned would be entitled to cast if personally present, for or against any proposal, including the election of members of the Board of Directors, and any and all other business that may come before the Annual Meeting, except as otherwise indicated on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NOS. 2 AND 3 LISTED ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

GENIE ENERGY LTD.

May 16, 2012

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -	COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.	ACCOUNT NUMBER

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” THE LISTED NOMINEES, “FOR” PROPOSAL 2 AND FOR

“THREE YEARS” ON PROPOSAL 3.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Election of Directors: NOMINEES:				2. Advisory vote on executive compensation. 3. Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐
James A. Courter	☐	☐	☐
Howard S. Jonas	☐	☐	☐		1 Yr	2 Yrs	3 Yrs	ABSTAIN
Irwin Katsof	☐	☐	☐		☐	☐	☐	☐
W. Wesley Perry	☐	☐	☐
Alan Rosenthal	☐	☐	☐
Allan Sass	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting and Proxy Statement, the 2011 Transitional Report and the Additional Historical Financial Information.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date: , 2012	Signature of Stockholder	Date: , 2012

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.